Filed Pursuant to Rule 424(b)(3)
Registration No. 333-117275

Citigroup Diversified Futures Fund L.P.

Supplement

dated March 31, 2006 to the

Prospectus and Disclosure Document

dated June 30, 2005

(Not for use after April 30, 2006)

Citigroup Global Markets Inc.

Citigroup Diversified Futures Fund L.P.

Supplement

dated March 31, 2006 to the

Prospectus and Disclosure Document

dated June 30, 2005

This Supplement amends and updates the performance and other information included in the Prospectus and Disclosure Document dated June 30, 2005 (the “Prospectus”) for Citigroup Diversified Futures Fund L.P. (the “Fund”) and should be read in conjunction therewith.

The address of the Fund and the General Partner is 731 Lexington Avenue, 25th Floor, New York, New York 10022.

FEES AND EXPENSES OF THE FUND (Page 20)

Other (Page 22)

Ongoing legal, accounting, filing and reporting fees are estimated to be $350,000 per year.

Break-even Analysis (Page 24)

In order to “break-even” at the end of one year of trading, each $5,000 you invest must earn profits of $303.00 (at a Fund size of $857 million) or $299.44 (at a Fund size of $2 billion). The estimated interest income, fees and expenses that determine these amounts have been calculated in the sequence used by the Fund and, therefore, reflect the Fund’s effective cost structure. The percentages of the minimum initial investment amount as presented in the table below, therefore, do not exactly equal the stated percentages for certain fees. See the footnotes following the table for a description of these differences and page 20 of the Prospectus for a more complete discussion of the Fund’s fees.

	Estimated Fund Size
	$857,000,000		$2,000,000,000
Minimum Initial Investment	$ 5,000.00		$ 5,000.00

	Dollar Amount	Percentage	Dollar Amount	Percentage
Trading Advisors’ Management Fees (1)	$91.95	1.84%	$92.02	1.84%
Trading Advisors’ Incentive Fees (2)	$0.13	0.00%	$0.00	0.00%
Brokerage Fees (3)	$281.35	5.63%	$281.35	5.63%
Transaction Fees	$39.50	0.79%	$39.50	0.79%
Initial Offering and Organizational Expenses	$0.50	0.01%	$0.00	0.00%
Operating Expenses	$5.00	0.10%	$2.00	0.04%

Total Fees	$418.43	8.37%	$414.87	8.30%
Interest Income (4)	$(115.43)	(2.31)%	$(115.43)	(2.31)%

Amount of Trading Income Required for the Fund’s Net Asset Value per Unit at the End of One Year to Equal the Minimum Initial Investment	$303.00		$299.44

Percentage of the Minimum Initial Investment		6.06%		5.99%

(1)	The Fund pays its advisors monthly management fees at an annual rate of either 1.5% or 2% of net assets. The management fee in the table above does not equal a weighted average of 1.5% and 2% of the minimum investment amount because it is based on net assets adjusted by adding back the current month’s management fee and incentive fee and any redemptions or distributions as of the end of such month.
(2)	The Fund will pay each advisor an incentive fee of 20% of new trading profits earned each calendar quarter. Incentive fees are calculated based on new trading profits after deducting all of the Fund’s expenses allocated to the advisor other than initial organizational and offering expenses.
(3)	The Fund pays Citigroup Global Markets a monthly flat rate brokerage fee equal to 5.50% per year of adjusted net assets. The brokerage fee in the table above does not equal 5.50% of the minimum investment amount because it is based on net assets adjusted by adding back the current month’s brokerage fee, management fee, initial offering and organizational expenses and other expenses and any redemptions or distributions as of the end of such month.
(4)	Interest income to be paid by Citigroup Global Markets was estimated at an annual rate of 2.93% on 80% of the Fund’s net assets.

THE GENERAL PARTNER (Page 26)

Performance History of the Fund (Page 30)

Citigroup Diversified Futures Fund L.P.

May 1, 2003 (Commencement of Trading Operations) to December 31, 2005

Monthly Percentage Rate of Return	2005	2004	2003
January	(7.11)%	0.66%	—
February	(0.16)	8.69	—
March	1.26	(0.16)	—
April	(8.12)	(8.80)	—
May	1.71	(2.25)	6.87%
June	3.10	(5.24)	(9.68)
July	(2.58)	(1.08)	(6.94)
August	7.29	(2.38)	2.06
September	(0.22)	2.54	(2.02)
October	(0.83)	5.68	4.33
November	5.88	4.24	(2.64)
December	(3.57)	(0.14)	6.24

Annual (or Period) Rate of Return	(4.45)%	0.51%	(3.07)%

Type of Pool:	Public, Multi-Advisor
Inception of Trading:	May 1, 2003

Aggregate Subscriptions:	$1,099,694,000	(12/05)
Current Net Asset Value:	$857,212,345	(12/05)
Current Net Asset Value per Unit:	$931.04	(12/05)

Worst Monthly Percentage Draw-Down:	9.68%	(6/03)
Worst Peak-to-Valley Draw-Down:	21.34%	(5/03-4/05 )*

Terms are defined and notes to this table appear at page 8 of this Supplement.

“Draw-Down” is defined as losses experienced by a pool over a specified period of time.

* Indicates the pool is in a current draw-down.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

The above table reflects the performance of the Fund since inception. Drury, Graham, JWH and Willowbridge have traded on behalf of the Fund since trading operations commenced. Aspect and CFM began trading for the Fund on January 1, 2004. Winton began trading for the Fund on December 1, 2004. AAA Capital Management, Inc. began trading for the Fund on October 1, 2005. As of December 31, 2005, the Fund’s assets were allocated among the advisors as follows: Aspect — 15.21%, CFM — 19.13%, Drury — 14.83%, Graham — 11.56%, JWH — 12.68%, Willowbridge — 11.19%, Winton — 10.47%, and AAA — 4.93%. Information appearing in the table is based on the Fund’s net asset value calculated without any accrued liability for organizational and offering expenses of the initial offering period. Therefore, the table reflects the net asset value at which units may be purchased or redeemed.

During the period from January 1, 2005 through December 31, 2005, the Fund had realized and unrealized gains of $34,494,648 before the deduction of commissions and other expenses. Brokerage commissions of $48,849,105 and management and incentive fees and other expenses of $29,230,740 were deducted from trading gains during this period.

The amount of interest income earned by the Fund depends on the average daily equity maintained in cash in the Fund’s account and upon interest rates over which neither the Fund nor Citigroup Global Markets has control. During the period from January 1, 2005 through December 31, 2005, the Fund earned interest income of $10,356,348.

Other Pools Operated by the General Partner (Page 31)

Citigroup Managed Futures LLC offers other pools that have one or more than one trading advisor but whose performance may differ from the Fund’s. Differences are due to combinations of different trading advisors and programs traded as well as different partnership or organizational structures. The investment objective of each of the pools is capital appreciation through speculative trading. Tables 1 and 2 below set forth the performance of the other pools that the general partner has operated during the past five years.

Table 1 sets forth the performance of commodity pools that the general partner currently operates for the period January 2001 through December 31, 2005. Table 2 sets forth the performance of commodity pools that the general partner previously operated for the period January 2001 through December 31, 2005, which have ceased trading operations as of December 31, 2005.

The general partner performs the same administrative duties for each of the pools that it operates. Generally, for the pools to be profitable, the advisors’ programs must work well with movements in interest rates, prices of underlying commodities and foreign exchange rates. Trendless and volatile markets are not generally conducive to the programs employed by most of the advisors to the general partner’s funds. Such conditions tend to lead to losses.

For instance, in 2005, several events occurred that made it generally difficult for trend- following advisors to navigate the markets successfully and retain earned profits. Profits were typically earned by advisors in those sectors that had the most pronounced price trends, particularly energy, metals and stock indices. Offsetting these gains were losses in markets that experienced either (i) flat price trends and, therefore, no directional movement, such as interest rates or (ii) excessive volatility, such as currencies and agricultural products. Over the course of the year, the general partner allocated the Fund’s assets to advisors with shorter-term and more fundamentally-based trading strategies relative to other advisors in an effort to capitalize on evolving market conditions.

As of December 31, 2005, each fund listed in Table 1 had a net asset value per unit in excess of its initial offering amount except the Fund and Citigroup Fairfield Futures Fund II (“Fairfield II”). This situation is attributable to the failure of the trading systems employed by the advisors to those funds to speculate profitably over the period tabulated.

In the case of Fairfield II, which commenced trading March 15, 2004, losses were incurred initially when the fund began trading as the result of reversals of established price trends at the time that fund’s advisor was investing new assets. Since mid-2004, while there have been several markets that have been profitable for the advisor’s strategy, losses experienced in other markets have more than offset those gains. In 2005, rising energy and metals prices and strong global stock markets provided profits for Fairfield II. Losses in currencies and interest rates, however, resulted in another year of losses for that fund.

There is no assurance that a combination of advisors, programs or market factors that produced positive results in the past will do so again in the future. Please see “The Risks You Face — Commodity Trading Risks” beginning on page 9 of the Prospectus for a discussion of the market factors that can result in substantial losses.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

Table 1

Capsule Performance of Other Pools Currently Operated by

Citigroup Managed Futures LLC

for the Period January 2001 Through December 31, 2005

	Type of Pool	Inception of Trading	Aggregate Subscriptions $ (000)	Current Total NAV $ (000)	Largest Monthly Percentage Draw- Down		Largest Peak-to-Valley Draw-Down		Percentage Annual Rate of Return (Computed on a Compounded Monthly Basis)
Name of Pool					Percent (%)	Date	Percent (%)	Time Period	2001	2002	2003	2004	2005
Shearson Select Advisors Futures Fund	P	Jul-87	50,507	2,975	18.47	(Nov-01)	35.30	(Feb-04 to Jul-04)	1.58	39.24	17.28	1.72	(23.91)
Hutton Investors Futures Fund II	P, A	Jul-87	30,304	16,488	14.91	(Nov-01)	32.89	(Feb-04 to Jul-04)	1.45	32.54	15.73	6.75	(18.68)
Shearson Mid-West Futures Fund	1	Dec-91	60,804	17,629	15.53	(Nov-01)	37.02	(Feb-03 to Jul-04)	(3.05)	31.72	3.29	11.25	(24.17)
Smith Barney Global Markets Futures Fund	1,A	Aug-93	20,226	5,380	10.72	(Nov-01)	18.43	(Mar-04 to Jul-04)*	2.06	23.02	13.44	11.19	(3.14)
Smith Barney Diversified Futures Fund	P, A	Jan-94	257,069	58,009	10.68	(Nov-01)	27.14	(Apr-99 to Apr-02)	(4.34)	22.15	15.38	6.70	(7.73)
Smith Barney Mid-West Futures Fund II	1	Sep-94	104,308	17,738	15.52	(Nov-01)	37.09	(Feb-03 to July-04)	(3.11)	31.68	2.94	11.14	(24.31)
Smith Barney Tidewater Futures Fund(i)	1	Jul-95	76,921	53,019	20.63	(Nov-01)	38.20	(Mar-01 to Apr-02)	(20.04)	22.27	44.84	5.15	(2.92)
Smith Barney Diversified Futures Fund II	P, A	Jan-96	161,874	57,739	13.02	(Nov-01)	27.40	(Apr-99 to Apr-02)	(7.74)	19.69	15.94	2.79	1.74
Smith Barney Westport Futures Fund	P	Aug-97	260,599	140,211	15.41	(Jan-05)	35.16	(Feb-03 to Jul-04)*	(2.20)	27.48	4.36	12.07	(22.81)
Smith Barney Potomac Futures Fund(i)	1	Oct-97	295,914	227,917	10.57	(Nov-01)	16.51	(Oct-01 to Apr-02)	(0.42)	11.38	17.24	3.97	6.92
Smith Barney AAA Futures Fund	1	Mar-98	173,092	276,228	22.52	(Feb-03)	33.08	(Dec-02 to Mar-03)	34.74	36.45	(26.31)	46.40	88.62
Salomon Smith Barney Global Diversified Futures Fund	P, A	Feb-99	99,847	46,557	7.11	(Apr-04)	18.67	(Feb-04 to Apr-05)*	4.06	12.21	17.23	(3.58)	10.94
Salomon Smith Barney Orion Futures Fund(i)	1,A	Jun-99	205,441	172,442	12.50	(Mar-03)	15.97	(Oct-01 to Feb-02)	5.38	21.90	(5.22)	24.39	17.77
Salomon Smith Barney Diversified 2000 Futures Fund	P, A	Jun-00	197,619	148,995	12.09	(Nov-01)	21.70	(Oct-01 to Apr-02)	(3.53)	13.01	12.65	3.33	(4.68)
Salomon Smith Barney Fairfield Futures Fund	1	Jun-02	151,526	69,727	12.67	(Sep-03)	32.46	(Mar-04 to Apr-05)*	—	47.99	20.83	(1.35)	(21.15)
Salomon Smith Barney AAA Energy Fund II	1	Jul-02	405,311	466,873	22.55	(Feb-03)	33.27	(Dec-02 to Mar-03)	—	7.89	(26.84)	45.66	87.17
Citigroup Diversified Futures Fund	P, 3	May-03	1,099,694	857,212	9.68	(Jun-03)	21.34	(May-03 to Apr-05)*	—	—	(3.07)	0.51	(4.45)
Citigroup Fairfield Futures Fund L.P. II	1	Mar-04	122,943	75,453	8.63	(Apr-04)	22.40	(Mar-04 to Apr-05)*	—	—	—	(9.18)	(12.11)
Citigroup Emerging CTA Portfolio	1	Aug-04	84,430	34,158	2.31	(Oct-05)	5.95	(Aug-04 to Mar-05)	—	—	—	(2.35)	10.37
CMF Winton Feeder I	1	Nov-04	20,421	13,684	6.43	(Sep-05)	9.11	(Aug-05 to Oct-05)*	—	—	—	5.62	6.53
CMF Institutional Futures Portfolio	1	Jul-05	35,000	37,312	2.38	(Jul-05)	2.38	(Jul-05 to Jul-05)	—	—	—	—	6.61
Smith Barney Bristol Energy Fund	1	Sep-05	14,501	15,103	0.64	(Oct-05)	1.04	(Sep-05 to Nov-05)	—	—	—	—	4.27

Notes follow Table 2

*	Indicates the pool is in a current draw-down. See Notes following Table 2.

Note (i) —	During the period March 1, 1999 (or inception where applicable) through March 31, 2001, SFG Global Investments, Inc. was the general partner and commodity pool operator and Citigroup Managed Futures LLC was the trading manager for these pools.

Type of Pool Legend

1 — Privately Offered

2 — Principal Protected

3 — Multi-Advisor (no advisor is allocated more than 25% of a pool’s funds available for trading).

A— More than one trading advisor but not a multi-advisor pool as that term is defined in Part 4 of the regulations of the CFTC.

P — Public

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

Table 2

Capsule Performance of Other Pools Previously Operated by Citigroup Managed Futures LLC

for the Period January 2001 Through December 31, 2005 and Which Have Ceased Trading Operations as of December 31, 2005

	Type of Pool	Inception of Trading	Termination Date	Aggregate Subscriptions $ (000)	NAV Before Termination $ (000)	Largest Monthly Percent Draw-Down		Largest Peak-to-Valley Draw-Down		Percentage Annual Rate of Return (Computed on a Compounded Monthly Basis)
Name of Pool						Percent (%)	Date	(%)	Time Period	2001	2002	2003	2004	2005
Smith Barney International Currency Fund	P, A	Mar-92	Oct-01	32,312	515	7.80	(Feb-01)	45.44	(Aug-98 to Feb-01)*	(11.56)	—	—	—	—
Salomon Smith Barney Riverton Futures Fund	1	Feb-98	Aug-02	14,506	691	17.59	(Nov-01)	19.05	(Mar-01 to Nov-01)*	(15.34)	(1.47)	—	—	—
Smith Barney Principal Plus Futures Fund	P, 2, A	Nov-95	Feb-03	37,507	11,989	3.27	(Feb-02)	3.27	(Jan-02 to Feb-02)	7.36	9.36	(0.42)	—	—
Smith Barney Principal Plus Futures Fund II	P, 2,A	Aug-96	Nov-03	22,581	11,574	6.54	(Mar-03)	14.18	(Oct-01 to Feb-02)	4.34	9.59	2.58	—	—
Smith Barney Equity Plus Futures Fund	1	Jun-01	Apr-04	13,943	1,243	9.37	(Sep-02)	26.09	(May-01 to Mar-03)*	(6.73)	(17.14)	10.29	3.95	—

Notes follow Table

*  Indicates the pool was in a current draw-down at termination. See Notes following Table.

Type of Pool Legend

1 — Privately Offered

2 — Principal Protected

A — More than one trading advisor but not a multi-advisor pool as that term is defined in Part 4 of the Regulations of the CFTC.

P — Public

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

NOTES TO THE FUND’S TABLE ON PAGE 4 AND TABLES 1 AND 2 POOLS OPERATED OR MANAGED BY CITIGROUP MANAGED FUTURES LLC

(a)	“Draw-Down” is defined as losses experienced by a pool over a specified period of time.

(b)	“Largest Monthly Draw-Down” is the largest monthly loss experienced by the pool in any calendar month expressed as a percentage of the total equity in the pool and includes the month and year of such draw-down.

(c)

“Largest Peak-to-Valley Draw-Down” is the greatest cumulative percentage decline in month-end net asset value (regardless of whether it is continuous) due to losses sustained by the pool during a period in which the initial month-end net asset value of such draw-down is not equaled or exceeded by any subsequent month’s ending net asset value. The months and year(s) of such decline from the initial month-end net asset value to the lowest month-end net asset value are indicated. In the case where the pool is in a current draw-down, or was in a current draw-down at the termination or transfer date, the month of the lowest net asset value of such draw-down is disclosed followed by an asterisk (*).

For purposes of the Largest Peak-to-Valley Draw-Down calculation, any peak-to-valley draw-down which began prior to the beginning of the five most recent calendar year period is deemed to have occurred during such five calendar year period.

(d)	“Annual (Year to Date) Rate of Return” is calculated by compounding the Monthly ROR (as described below) over the months in a given year, i.e., each Monthly ROR, in hundredths, is added to one (1) and the result is multiplied by the subsequent Monthly ROR similarly expressed. One is then subtracted from the product and the result is multiplied by one hundred (100).

Monthly rate of return (“Monthly ROR”) is calculated by dividing each month’s net performance by the corresponding beginning net asset value adjusted for time-weighted additions or time-weighted withdrawals.

THE ADVISORS (Page 36)

Advisor Descriptions (Page 39)

As of December 31, 2005, the advisors managed commodity interest accounts totaling approximately $16.8 billion (including the nominal account size of any partially funded accounts).

Aspect Capital Limited (Page 40)

Principals (Page 40)

Simon Rockall, 35, serves as Corporate, Compliance & Legal Director. Mr. Rockall joined Aspect in the summer of 2003 from GFI Group (independent provider of brokerage, software and data services) where he was Head of Corporate Development and Company Secretary for the European region of the business. Mr. Rockall joined GFI following its acquisition of Fenics Software (provider of the de-facto market standard software for the pricing and analysis of FX Options) where he was Head of the Legal Group, Vice President and Group Company Secretary between 1997-2001, where he made a material contribution in a broad number of corporate transactions including the preparation of the business for a public listing on the LSE. Between 1994-1997 Mr. Rockall worked for Barclays Bank PLC on its high level Management Program. Mr. Rockall has a LlB (Hons) in Law from Exeter University.

John Wareham, 45, serves as Head of Distribution. Mr. Wareham joined Aspect in September 2005 and heads the company’s sales, marketing and client service teams. Mr. Wareham has more than fifteen years of senior-level experience in the financial markets, having been globally responsible for the Foreign Exchange and Emerging Markets businesses at AIG Financial Products and Merrill Lynch and a successful structured products business at Merrill Lynch. Mr. Wareham has a BSc from the University of London and an MPhil from the University of Oxford.

Past Performance of Aspect (Page 42)

Table A-1 reflects the performance results of a single pool account that is traded according to Aspect’s Diversified Program for the period January 1, 2001 through December 31, 2005. This account is presented as representative of Aspect’s Diversified Program.

Table A-2 reflects the performance results of, (i) a single pool account that is traded according to Aspect’s Currency Program for the period November 2001 (inception of account trading) through December 31, 2005, (ii) a single pool account that is traded according to Aspect’s Master Program for the period January 2002 (inception of account trading) through December 31, 2005, and (iii) a single pool account that was traded according to Aspect’s Trading Program for the period January 2001 through December 31, 2005. These accounts are presented as representative of each program indicated.

Aspect advises exempt commodity futures accounts for qualified eligible persons. The performance of these accounts, except as presented in Tables A-1 and A-2, is not included in the performance records. Aspect believes that the performance information appearing in each table presented is an accurate representation of each respective program. References to total assets managed by Aspect in a particular program or overall are based on nominal account size.

Table B-1 presents the pro forma performance results of the Diversified Fund Limited adjusted for fees, expenses and interest income applicable to the Fund for the period January 1, 2001 through December 31, 2003.

Table B-2 presents the actual performance for the Diversified Program as traded for the Fund for the period January 1, 2004 through December 31, 2005.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

Table A-1

Aspect Capital Limited

Diversified Program — Aspect Diversified Fund, Ltd.

January 1, 2001 Through December 31, 2005

	Percentage Monthly Rate of Return
	2005	2004	2003	2002	2001
January	(7.48%)	1.90%	3.72%	(5.15%)	0.87%
February	4.09	6.78	8.35	(9.73)	0.35
March	1.44	(5.27)	(7.08)	4.81	10.48
April	(2.94)	(7.55)	(1.48)	(2.73)	(6.85)
May	4.61	(1.38)	10.49	2.52	(2.10)
June	4.47	(7.96)	(3.10)	11.29	0.41
July	(0.87)	(0.24)	2.17	8.47	3.52
August	4.24	0.80	(0.57)	1.63	2.72
September	0.58	0.67	1.94	7.16	10.13
October	(1.43)	3.33	2.46	(6.51)	5.25
November	5.80	5.17	(0.92)	(4.86)	(5.62)
December	(0.28)	(3.01)	4.13	13.90	(2.81)

Annual (or Period) Rate of Return	12.01%	(7.72%)	20.59%	19.19%	15.79%

	Compound Average Annual Rate of Return (1/01-12/31/05)				11.46%
Inception of Trading by CTA:			December 1998
Inception of Trading in Program:			December 1998
Number of Open Accounts in Program as of December 31, 2005:			28
Aggregate Assets (Actual Funds) in all Programs:			$1,610,585,191		(12/05)
Aggregate Assets (Nominal Account Size) in all Programs:			$2,428,334,200		(12/05)
Aggregate Assets (Actual Funds) in Program:			$1,293,433,545		(12/05)
Aggregate Assets (Nominal Account Size) in Program:			$1,716,968,418		(12/05)
Aggregate Assets in Representative Account:			$ 791,834,194		(12/05)
Largest Monthly Draw-Down:			9.73%		(2/02)
Largest Peak-to-Valley Draw-Down:			21.52%		(2/04-1/05)

Notes follow Table A-2

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

Table A-2

Other Futures Trading Programs Directed by Aspect Capital Limited

For the Period January 2001 Through December 31, 2005

Name of Program	Inception of Trading for this Account	Inception of Trading in Program	Number of Open Accounts in Program	Number of Accounts Presented in Capsule	Aggregate Assets in Representative Account December 31, 2005	Aggregate Assets in Program (nominal account size) December 31, 2005	Largest Monthly Draw-Down		Largest Peak-to- Valley Draw-Down		Percentage Annual Rate of Return (Computed on a Compounded Monthly Basis)
											2005	2004	2003	2002	2001
Currency Program— Aspect Currency Fund Limited	Nov-01	Nov-01	3	1	$ 37,287,849	$ 53,552,349	8.47%	(8/04)	19.10%	(3/04-8/04)	4.28	(2.36)	25.57	9.96	10.32
															(2 months)
Master Program— Aspect Master Fund Limited	Jan-02	Jan-02	1	1	$ 37,621,016	$ 86,955,924	4.95%	(4/04)	14.88%	(2/04-1/05)	6.66	(5.61)	14.06	15.09	—

Aspect Trading Program—Aspect Trading Fund	Sept-00	Sept-00	11	1	$ 48,261,900	$373,373,949	4.08%	(4/04)	14.8%	(2/04-1/05)	7.07	(6.64)	11.68	9.98	9.51

Aggregate assets in all Aspect programs were approximately $2.4 billion (nominal account size) as of December 31, 2005.

Notes follow Table.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

Notes to Aspect Tables A-1 and A-2

(a)	“Draw-Down” is defined as losses experienced by the account presented over a specified period of time.

(b)	“Largest Monthly Draw-Down” is the largest monthly loss experienced by the account presented in any calendar month expressed as a percentage of the total equity in the account and includes the month and year of such draw-down.

(c)	“Largest Peak-to-Valley Draw-Down” is the greatest cumulative percentage decline in month-end net asset value (regardless of whether it is continuous) due to losses sustained by the account presented during a period in which the initial month-end net asset value of such draw-down is not equaled or exceeded by any subsequent month end net asset value. The months and year(s) of such decline from the initial month-end net asset value to the lowest month-end net asset value are indicated.

(d)	“Monthly Rate of Return” (“Monthly ROR”) is calculated by dividing net income for the month by equity available as of the beginning of the month (including contributions made at the start of the month).

(e)	“Annual (or Period) Rate of Return” is calculated by compounding the Monthly ROR over the months in a given year, i.e., each Monthly ROR, in hundredths, is added to one (1) and the result is multiplied by the subsequent Monthly ROR similarly expressed. One (1) is then subtracted from the product and the result is multiplied by one hundred (100). The Compound Average Annual Rate of Return is similarly calculated except that before subtracting one (1) from the product, the product is exponentially changed by the factor of one (1) divided by the number of years in the performance summary and then one (1) is subtracted. The Compound Average Annual Rate of Return appears on Table A-1.

(f)	“Inception of Trading” is the date on which Aspect began trading the accounts presented.

Additional Footnote for Qualified Eligible Person Accounts

Aspect advises exempt commodity futures accounts for qualified eligible persons. The performance of these accounts, excepts as presented in Tables A-1 and A-2, is not included in the performance records. Aspect believes that the performance information appearing in each table presented is an accurate representation of each respective program.

Table B-1

Aspect Capital Limited

Pro Forma Performance

Diversified Program—Aspect Diversified Fund, Ltd.

January 1, 2001 Through December 31, 2003

	Percentage Pro Forma Monthly Rate of Return
	2003	2002	2001
January	3.32%	(5.57)%	0.49%
February	8.08	(10.09)	0.00
March	(6.36)	4.48	10.12
April	(2.11)	(3.16)	(7.32)
May	8.79	2.19	(2.72)
June	(2.81)	11.11	(0.13)
July	1.44	7.51	3.38
August	(0.80)	1.09	2.31
September	1.57	6.65	10.01
October	2.20	(6.89)	5.05
November	(1.02)	(5.54)	(4.44)
December	4.14	14.00	(3.21)

Annual (or Period) Rate of Return	16.53%	13.35%	12.65%

Compound Average Annual Rate of Return (1/01-12/31/03)			14.16%
Largest Monthly Draw-Down:	10.09%	(2/02)
Largest Peak-to-Valley Draw-Down:	21.47%	(10/01-2/02)

Table B-2

Aspect Capital Limited

Actual Performance

Citigroup Diversified Futures Fund, L.P.

January 1, 2004 Through December 31, 2005

Percentage Monthly Rate of Return
	2005	2004
January	(7.88)%	1.04%
February	3.27	6.03
March	1.49	(5.06)
April	(3.38)	(7.61)
May	4.05	(2.21)
June	4.28	(8.40)
July	(1.87)	(0.64)
August	4.18	(0.43)
September	(0.57)	0.18
October	(1.92)	2.63
November	4.96	4.49
December	(0.88)	(3.30)

Annual (or Period) Rate of Return	4.99%	(13.49)%

Largest Monthly Draw-Down:		8.40%	(6/04)
Largest Peak-to-Valley Draw-Down:		25.61%	(2/04-1/05)*

Notes follow Table

* See note 3 on Page 15.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

THE ACCOMPANYING FOOTNOTES ARE AN INTEGRAL PART OF THIS TABLE

Notes to Tables B-1 for all Advisors

Each Table B-1 was prepared by the general partner and presents the results of applying certain arithmetical calculations to various figures in each advisor’s composite performance record for the program or portfolio that will be traded for the Fund in order to indicate approximately what the month-to-month effect on such figures would have been had the accounts in question (i) been charged the brokerage, management and incentive fees and other expenses that are paid by the Fund, as opposed to the brokerage commissions and management and incentive fees and other expenses that they did in fact pay and (ii) received interest income on 80% of account equity. Adjustments for pro forma other expenses and initial and continuous offering expenses were made to each Table B-1 based upon an assumed average Fund size of $857 million, the approximate size of the Fund as of December 31, 2005. The pro forma calculations are made on a month-to-month basis, that is, the pro forma adjustment to brokerage commissions, management and incentive fees, other expenses and interest income in one month does not affect the actual figures that are used in the following month for making the similar pro forma calculations for that period, except for pro forma incentive fees as described in Note 4.

Accordingly, the pro forma tables do not reflect on a cumulative basis the effect of the difference between the fees to be charged to and interest earned by the Fund and the fees and commissions charged to and interest earned by the accounts in the actual performance tables.

1.	Pro forma brokerage fees for each month have been calculated by adding the sum of (a) actual ending equity, actual management and incentive fees, actual brokerage commissions, actual other expenses and pro forma interest income minus actual interest income (the “Base Amount”) and (b) multiplying the result by 0.46% (an annual rate of 5.5%), plus estimated NFA, exchange, “give-up” and floor brokerage fees.

2.	Pro forma management fees for each month have been calculated by taking the Base Amount, subtracting pro forma brokerage fees and pro forma other expenses and multiplying the result by 1/6 of 1% or, in Aspect’s case, 1/8 of 1%.

3.	Pro forma other expenses have been calculated by (a) adding actual beginning equity to the sum of actual ending equity, actual management and incentive fees, actual brokerage commissions and actual other expenses, (b) subtracting actual interest income, (c) dividing this sum by two (“Average Equity”) and multiplying the result by .0083% (an annual rate of 0.10%). In addition, an adjustment was made for the expenses of the initial offering period in accordance with the terms set forth in the Prospectus.

4.

Pro forma quarterly incentive fees have been calculated by (a) adding to the actual net performance, actual management and incentive fees, actual brokerage commissions and actual other expenses, (b) subtracting actual interest income, pro forma brokerage fees, pro forma management fees and pro forma other expenses (excluding expenses of the initial offering) and (c) multiplying the resulting figure by 20%. Pro forma incentive fees were calculated on a monthly basis (in accordance with generally accepted accounting principles) so as to reflect the reversal of previously accrued incentive fees when profits sufficient to generate incentive fees are recognized as of the end of an interim month in a quarter but lost in a subsequent month in such quarter. In the case where there is cumulative negative net performance that must be reversed before an incentive fee becomes payable and there are net withdrawals, the cumulative negative net performance amount has been proportionately reduced. The Fund’s incentive fee will be paid as of the end of each calendar quarter. The pro forma reflects such end of quarter payments, if earned.

5.	Pro forma interest income has been calculated by (a) taking the Average Equity amount (the estimated cash balance on which the Fund is expected to earn interest income), (b) multiplying it by 80% and (c) multiplying the result by the monthly historical 30-day Treasury bill rate. For purposes of calculating pro forma interest income, Fund interest was estimated using historical 30-day Treasury bill rates of the time period presented on Tables B-1. Such rates may differ from both the 30-day Treasury bill rates that will be used to calculate Fund interest income on amounts maintained in cash and the rates of 90-day Treasury bills that Citigroup Global Markets may purchase for the Fund. The application of historical rates may compare more closely to the interest income reflected in the advisors’ performance tables which was most likely earned at the then prevailing interest rates of a particular time period. Although Citigroup Global Markets may place up to all of the Fund’s assets in 90-day Treasury bills, the 30-day rate has been used in Table B-1 because it results in a more conservative interest income estimate.

6.	Pro forma monthly rate of return (“Pro Forma Monthly ROR”) equals pro forma net performance divided by the actual beginning equity (from the historical performance tables) or equity adjusted for material additions and withdrawals, where applicable.

7.	Pro forma annual rate of return equals the Pro Forma Monthly ROR compounded over the number of periods in a given year, that is, each Pro Forma Monthly ROR in hundredths is added to one (1) and the result is multiplied by the previous period’s Pro Forma Monthly ROR similarly expressed. One (1) is then subtracted from the product. The Compound Average Annual Rate of Return for the entire period presented (where applicable) is similarly calculated except that before subtracting one (1) from the product, the product is exponentially changed by the factor of one (1) divided by the number of years in the period presented and then one (1) is subtracted. The Compound Average Annual Rate of Return for the entire period appears as the last entry in the column for programs selected to trade on behalf of the Fund.

Additional Notes to Tables B-1 and Notes to Tables B-2 for all Advisors

1.	“Draw-Down” is defined as losses experienced by a program over a specified period of time.

2.	“Largest Monthly Draw-Down” is the largest pro forma (Table B-1) or actual (Table B-2) monthly loss experienced by the program on a composite basis in any calendar month expressed as a percentage of the total equity in the program and includes the month and year of such draw-down.

3.	“Largest Peak-to-Valley Draw-Down” is the greatest cumulative pro forma (Table B-1) or actual (Table B-2) percentage decline in month-end net asset value (regardless of whether it is continuous) due to losses sustained by the trading program during a period in which the initial composite month-end net asset value of such peak-to-valley draw-down is not equaled or exceeded by a subsequent month’s composite ending net asset value. The months and year(s) of such decline from the initial month-end net asset value to the lowest month-end net asset value of such decline are indicated. In the case where the trading program is in a current draw-down, the month of the lowest net asset value of such draw-down is marked by an asterisk (*).

4.

“Monthly Rate of Return” (“Monthly ROR”) (Table B-2) is calculated by dividing each advisor’s monthly net performance in the Fund by the advisor’s corresponding beginning net asset value adjusted for time-weighted additions or time-weighted withdrawals.

5.	“Annual (or Period) Rate of Return” is calculated by compounding the Monthly ROR over the months in a given year, i.e., each Monthly ROR, in hundredths, is added to one (1) and the result is multiplied by the subsequent Monthly ROR similarly expressed. One (1) is then subtracted from the product and the result is multiplied by one hundred (100).

Capital Fund Management S.A. (Page 51)

Past Performance of CFM (Page 52)

Table A-1 reflects the composite capsule performance results of all accounts traded according to CFM’s Discus Program for the period January 1, 2001 through December 31, 2005.

Table A-2 reflects the composite capsule performance results for the other trading program directed by CFM for the time period indicated on the table.

Table B-1 presents the pro forma composite performance results of the Discus Program adjusted for fees, expenses and interest income applicable to the Fund for the period January 1, 2001 through December 31, 2003.

Table B-2 presents the actual performance of the Discus Program as traded for the Fund for the period January 1, 2004 through December 31, 2005.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

Table A-1

Capital Fund Management

Discus Program

January 1, 2001 Through December 31, 2005

	Percentage Monthly Rate of Return
	2005	2004	2003	2002	2001
January	(3.52)%	(0.99)%	3.00%	(4.61)%	0.72%
February	4.00	0.71	3.20	(0.52)	(0.34)
March	(2.33)	(1.70)	1.64	(1.87)	6.14
April	3.29	(3.71)	5.42	(2.05)	(8.96)
May	1.42	0.16	7.20	2.45	0.21
June	5.64	(1.13)	1.79	4.10	0.07
July	0.54	(1.13)	(3.88)	13.27	1.39
August	4.70	3.54	(3.11)	(2.09)	6.03
September	4.13	(0.88)	(2.32)	2.41	(4.90)
October	4.64	0.73	(1.09)	(5.20)	4.03
November	5.19	2.32	(0.60)	(0.95)	(10.18)
December	(2.01)	0.92	1.71	5.36	(1.50)

Annual (or Period) Rate of Return	28.22%	(1.35)%	13.06%	9.30%	(8.48)%

Compound Average Annual Rate of Return (1/01-12/31/05)			7.42%
Inception of Trading by CTA:	January 1991
Inception of Trading in Program:	January 1991
Number of Open Accounts as of December 31, 2005:	12
Aggregate Assets (Actual Funds) in all Programs (A):	$305,215,894	(12/05)
Aggregate Assets (Nominal Account Size) in all Programs (A):	$519,776,113	(12/05)
Aggregate Assets (Actual Funds) in Program:	$286,766,612	(12/05)
Aggregate Assets (Nominal Account Size) in Program:	$501,326,831	(12/05)
Largest Monthly Draw-Down:	10.18%	(11/01)
Largest Peak-to-Valley Draw-Down:	21.60%	(3/01-4/02)

Notes follow Table A-2

(A) - Futures based programs only.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

Table A-2

Other Trading Programs Directed by Capital Fund Management

For the Period January 1, 2001 Through December 31, 2005

Name of Program	Inception of Trading Account	Number of Open Accounts	Aggregate Assets in Program December 31, 2005	Largest Monthly Draw-Down		Largest Peak-to- Valley Draw-Down		Percentage Annual Rate of Return (Computed on a Compounded Monthly Basis)
								2005	2004	2003	2002	2001

Discus Program 1.5 Leverage – Salomon Smith Barney Diversified Futures Fund II	Jul-01	1	$18,449,282	14.47%	(11/01)	29.16%	(8/01-4/02)	52.28	(2.52)	16.64	12.41	(10.50)
												(6 Months)

Aggregate assets in all CFM futures based programs was approximately $520 million (nominal account size) as of December 31, 2005.

Notes follow Table

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

Notes to CFM Tables A-1 and A-2

(a)	“Draw-Down” is defined as losses experienced by an account over a specified period of time.

(b)	“Largest Monthly Draw-Down” is the largest monthly loss experienced by any account in the program in any calendar month expressed as a percentage of the total equity in the program and includes the month and year of such draw-down.

(c)	“Largest Peak-to-Valley Draw-Down” is the greatest cumulative percentage decline in month-end net asset value (regardless of whether it is continuous) due to losses sustained by any account in the trading program during a period in which the initial month-end net asset value of such draw-down is not equaled or exceeded by a subsequent month-end net asset value. The months and year(s) of such decline from the initial month-end net asset value to the lowest month-end net asset value are indicated.

(d)	“Monthly Rate of Return” (“Monthly ROR”) in Table A-1 for each month during the period January 2001 through April 2001 is calculated by dividing net performance of the Fully-Funded Subset by the beginning equity of the Fully-Funded Subset, except in periods of significant additions or withdrawals to the accounts in the Fully-Funded Subset. In such instances, the Fully-Funded Subset is adjusted to exclude accounts with significant additions or withdrawals which would materially distort the rate of return pursuant to the Fully-Funded Subset method. The Fully-Funded Subset refers to that subset of accounts included in the applicable composite which is funded entirely by actual funds.

Monthly ROR for the period May 2001 through December 31, 2005 is calculated based upon each account’s nominal account size. Under this method, the net performance is aggregated for all accounts managed by CFM, whether fully-funded or not. This net performance is divided by the corresponding beginning equity, except in periods of significant additions or withdrawals to an account. In such instances, the calculation is adjusted to exclude accounts with significant additions or withdrawals which would materially distort the rate of return pursuant to the only accounts traded method.

“Monthly Rate of Return” on Table A-2 is calculated by dividing each month’s net performance by the corresponding beginning net asset value adjusted for time-weighted additions or time-weighted withdrawals.

(e)	“Annual (or Period) Rate of Return” is calculated by compounding the Monthly ROR (as described above) over the months in a given year, i.e., each Monthly ROR, in hundredths, is added to one (1) and the result is multiplied by the subsequent Monthly ROR similarly expressed. One (1) is then subtracted from the product and the result is multiplied by one hundred (100).

Additional Footnote to Table A-1

The performance as shown does not include any interest income that may have been earned in the accounts.

Table B-1

Capital Fund Management

Pro Forma Performance

Discus Program

January 1, 2001 Through December 31, 2003

	Percentage Pro Forma Monthly Rate of Return
	2003	2002	2001
January	3.19%	(4.52)%	0.77%
February	2.95	(0.64)	(0.66)
March	1.29	(2.29)	5.70
April	4.82	(2.12)	(10.03)
May	6.72	2.35	(0.50)
June	1.61	4.10	(0.25)
July	(3.99)	14.22	1.15
August	(3.67)	(2.33)	6.53
September	(2.73)	2.60	(5.36)
October	(1.47)	(5.10)	4.60
November	(0.81)	(1.07)	(11.12)
December	1.02	5.20	(1.83)

Annual (or Period) Rate of Return	8.63%	9.28%	(12.06)%

Compound Average Annual Rate of Return (1/01-12/31/03)			1.44%
Largest Monthly Draw-Down:	11.12%		(11/01)
Largest Peak-to-Valley Draw-Down:	24.59%		(3/01-4/02)
Supplemental Largest Peak-to-Valley Draw-Down (1):	19.42%		(6/03-7/04)

(1)	A Supplemental Largest Peak-to-Valley Draw-Down has been added since the draw-down extends into actual Fund performance. See the actual Fund performance table below.

Table B-2

Capital Fund Management

Actual Performance

Citigroup Diversified Futures Fund L.P.

January 1, 2004 Through December 31, 2005

Percentage Monthly Rate of Return
	2005	2004
January	(3.64)%	(1.62)%
February	4.05	0.54
March	(2.39)	(1.91)
April	3.36	(3.80)
May	1.72	(0.12)
June	5.53	(1.38)
July	0.46	(1.32)
August	4.71	3.30
September	4.08	(1.10)
October	4.33	0.60
November	5.39	2.14
December	(2.09)	0.51

Annual (or Period) Rate of Return	27.98%	(4.28)%

Largest Monthly Draw-Down:		3.80%	(4/04)
Largest Peak-to-Valley Draw-Down:		9.28%	(1/04-7/04)

Notes to Tables B-1 and B-2 begin on page 14.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

THE ACCOMPANYING FOOTNOTES ARE AN INTEGRAL PART OF THIS TABLE

Drury Capital, Inc. (Page 57)

Management (Page 57)

Julia Vargas is no longer a principal of Drury.

Ronald Levinson, 37, Chief Operating Officer, is responsible for managing the operations of Drury. Mr. Levinson also oversees the operation of Drury’s proprietary trading system and assists in research. Mr. Levinson provided consulting services for a variety of financial firms in the two years before joining Drury Capital, Inc. in 2004. Prior to consulting, Mr. Levinson worked for JP Morgan for eight years in a technology group that supported fixed income traders. He held various responsibilities during that period, including roles as a programmer, business analyst, and project manager. Mr. Levinson received an M.B.A. in Finance from Drexel University and graduated from the University of Pennsylvania with a B.S. in Computer Science and Engineering.

Past Performance of Drury (Page 58)

The composite rates of return shown are not representative of any rate of return actually achieved by any single account represented in the performance tables. Different accounts, even though traded according to the same strategy or program, can have varying investment results. Different results can occur among accounts for a variety of reasons, such as (i) procedures governing timing for the start of trading and means of moving toward full portfolio commitment for new accounts; (ii) the period during which accounts are active; (iii) leverage employed; (iv) the size of the account, which can influence the size of positions taken and restrict the account from participating in all markets available to a strategy or program; (v) the amount of interest income earned by an account, which will depend on the rates paid by a clearing broker on account cash and/or on the portion of an account invested in interest-bearing obligations such as U.S. Treasury bills; (vi) the amount of management fees, incentive fees and any loss carryforwards (from the program shown or other programs currently or previously offered by Drury); (vii) the amount of brokerage commissions; (viii) the timing of orders to open or close positions; (ix) the market conditions, which in part determine the quality of trade executions; and (x) trading instructions and restrictions of the client. Additionally, the program used (although all accounts may be traded in accordance with the same program, such program may be modified periodically as a result of ongoing research and development by Drury) may have an effect on performance results.

Notwithstanding these material differences among accounts, Drury believes the composites remain valid representations of the accounts included therein.

Table A-1 reflects the composite capsule performance results of all accounts traded according to Drury’s Diversified Trend- Following Program for the period January 2001 through December 31, 2005.

Table A-2 reflects the composite capsule performance results for other programs directed by Drury for the time period indicated by the table.

Table B-1 presents the pro forma composite performance results of the Diversified Trend- Following Program for the period January 2001 through April 30, 2003, adjusted for fees, expenses and interest income applicable to the Fund.

Table B-2 presents the actual performance of the Diversified Trend-Following Program as traded for the Fund for the period May 1, 2003 through December 31, 2005.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

Table A-1

Drury Capital, Inc.

Diversified Trend-Following Program

January 1, 2001 Through December 31, 2005

	Percentage Monthly Rate of Return
	2005	2004	2003	2002	2001
January	(2.34)%	2.45%	7.76%	0.52%	(6.20)%
February	(4.57)	11.09	6.94	(1.32)	4.95
March	0.27	2.33	(6.32)	(2.05)	15.48
April	(5.56)	(6.97)	(4.10)	(3.68)	(4.19)
May	(4.02)	(6.06)	9.42	(5.13)	2.41
June	(2.42)	(1.21)	(6.35)	11.62	4.97
July	(0.65)	(0.45)	(4.41)	4.82	(3.66)
August	1.83	(5.85)	(0.87)	3.75	2.03
September	1.15	7.78	4.17	4.35	6.23
October	0.95	(1.13)	13.80	(9.42)	3.82
November	7.88	7.20	(1.03)	(5.97)	(9.34)
December	(2.76)	(0.36)	6.64	10.19	4.82

Annual (or Period) Rate of Return	(10.43)%	7.27%	25.77%	5.53%	20.63%

	Compound Average Annual Rate of Return (1/01-12/31/05)				9.00%
Inception of Trading by CTA:		October 1992
Inception of Trading in Program:		May 1997
Number of Open Accounts as of December 31, 2005:		12
Aggregate Assets (Nominal Account Size) in all Programs:		$327,339,143		(12/05)
Aggregate Assets (Actual Funds) in all Programs:		$292,855,459		(12/05)
Aggregate Assets (Nominal Account Size) in Program:		$333,245,192		(12/05)
Aggregate Assets (Actual Funds) in Program:		$298,761,508		(12/05)
Largest Monthly Draw-Down:		9.42%		(10/02)
Largest Peak-to-Valley Draw-Down:		24.36%		(3/04-7/05)

Notes follow Table A-2

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

Table A-2

Other Trading Programs Directed by Drury Capital, Inc.

For the Period January 2001 Through December 31, 2005

Name of Program	Inception of Client Trading in Program	Number of Open Accounts	Aggregate Assets in Program December 31, 2005	Largest Monthly Draw-Down		Largest Peak-to-Valley Draw-Down		Percentage Annual Rate of Return (Computed on a Compounded Monthly Basis)
								2005		2004	2003	2002	2001
Financial Trend	Sep-05	2	$5,906,049	2.60%	(10/05)	2.60%	(10/05-10/05)	3.08		—	—	—	—
								(4 months	)

Aggregate assets in all Drury programs were approximately $299 million (Actual Funds) and $333 million (Nominal Account Size) as of December 31, 2005.

Notes follow Table

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

Notes to Drury Table A-1 and A-2

(a)	“Draw-Down” is defined as losses experienced by a trading program on a composite basis over a specified period of time.

(b)	“Largest Monthly Draw-Down” is the largest monthly loss experienced by the trading program on a composite basis in any calendar month covered by the table expressed as a percentage of the total equity in the account and includes the month and year of such draw-down.

(c)	“Largest Peak-to-Valley Draw-Down” is the greatest cumulative percentage decline in month-end net asset value (regardless of whether it is continuous) due to losses sustained by the trading program on a composite basis during a period covered by the table in which the initial month-end net asset value of such draw-down is not equaled or exceeded by a subsequent month-end net asset value. The months and year(s) of such decline from the initial month-end net asset value to the lowest month-end net asset value are indicated.

(d)	“Monthly Rate of Return” (“Monthly ROR”) for the period beginning April 1, 2004 is calculated using the Only Accounts Trading (OAT) method, which is Net Performance divided by Beginning Nominal Net Asset Value subject to certain adjustments. In this calculation, accounts are excluded from both Net Performance and Beginning Nominal Net Asset Value if their inclusion would materially distort the Monthly ROR. The excluded accounts include (1) accounts for which there was a material addition or withdrawal during the month, (2) accounts which were open for only part of the month and (3) accounts which had no open positions during the month because they were to be permanently closed. Such accounts were not charged with material nonrecurring costs during the month. For periods prior to April 1, 2004, Monthly ROR each month is calculated by dividing net performance of the Fully- Funded Subset by the beginning equity of the Fully-Funded Subset, except in periods of significant additions to or withdrawals from the accounts in the Fully-Funded Subset. In such instances, the Fully-Funded Subset is adjusted to exclude accounts with significant additions or withdrawals which would materially distort the rate of return pursuant to the Fully-Funded Subset method.

The Fully-Funded Subset refers to that subset of accounts included in the applicable composite which is funded entirely by actual funds.

(e)	“Annual (or Period) Rate of Return” is calculated by compounding the Monthly ROR (as described above) over the months in a given year, i.e., each Monthly ROR, in hundredths, is added to one (1) and the result is multiplied by the subsequent Monthly ROR similarly expressed. One (1) is then subtracted from the product and the result is multiplied by one hundred (100). The Compound Average Annual Rate of Return is similarly calculated except that before subtracting one (1) from the product, the product is exponentially changed by the factor of one (1) divided by the number of years in the performance summary and then one (1) is subtracted. The Compound Average Annual Rate of Return appears on Table A-1.

Table B-1

Drury Capital, Inc.

Pro Forma Performance

Diversified Trend-Following Program

January 1, 2001 Through April 30, 2003

Percentage Pro Forma Monthly Rate of Return
	2003	2002	2001
January	9.11%	0.13%	(6.97)%
February	6.68	(1.87)	4.92
March	(6.82)	(2.57)	14.95
April	(5.25)	(4.33)	(5.73)
May	—	(5.61)	2.40
June	—	11.72	5.30
July	—	5.57	(4.97)
August	—	3.86	2.20
September	—	3.95	6.40
October	—	(12.06)	3.62
November	—	(7.27)	(11.14)
December	—	10.81	5.59

Annual (or Period) Rate of Return.	2.77%	(0.53)%	14.58%

Compound Average Annual Rate of Return (1/01-4/30/03)			7.01%
Largest Monthly Draw-Down:	12.06%		(10/02)
Largest Peak-to-Valley Draw-Down:	18.89%		(10/01-5/02)

Table B-2

Drury Capital, Inc.

Actual Performance

Citigroup Diversified Futures Fund, L.P.

May 1, 2003 Through December 31, 2005

Percentage Monthly Rate of Return
	2005	2004	2003
January	(2.98)%	1.51%	—
February	(4.78)	10.80	—
March	(0.33)	2.18	—
April	(6.07)	(7.68)	—
May	(4.63)	(7.25)	8.07%
June	(2.71)	(1.67)	(7.25)
July	(1.16)	(0.67)	(5.40)
August	2.42	(6.21)	(1.20)
September	(0.05)	6.63	3.84
October	1.18	(1.10)	13.75
November	7.27	8.19	(1.45)
December	(2.90)	(0.12)	6.55

Annual (or Period) Rate of Return	(14.43)%	2.73%	16.20%

Largest Monthly Draw-Down:			7.68%	(4/04)
Largest Peak-to-Valley Draw-Down:			29.10%	(3/04-7/05	)*

Notes to Tables B-1 and B-2 begin on page 14.

* See note 3 on page 15.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

THE ACCOMPANYING FOOTNOTES ARE AN INTEGRAL PART OF THIS TABLE

Graham Capital Management, L.P. (Page 62)

Management (Page 62)

Gabriel J. Feder and Kennedy Mitchell are no longer principals of Graham.

Sri Viswanath, 39, is a discretionary trader and a Principal of Graham specializing in options and equity indices. Prior to joining Graham in December 2004, Mr. Viswanath worked as a portfolio manager at Welton Investment Corporation from December 2003 to November 2004. From July 1999 to November 2003, he worked for Niederhoffer Investments as an investment manager; and from November 1998 to June 1999 Mr. Viswanath traded his own strategy. Prior to that, Mr. Viswanath worked as a portfolio manager at Core Capital Management from September 1997 through November 1998. From March 1996 to October 1997, he was the director of research at Logical Information Machines. Mr. Viswanath attended the University of Texas at Austin from August 1995 through October 1996 to pursue a PhD in Finance. From June 1993 to July 1995, he worked for Chemical Bank as an interest rate swap trader. Mr. Viswanath received his B.S. in finance from Central Michigan University in 1989, and his M.B.A. from the University of Texas at Austin in 1993.

Trading Programs (Page 65)

On or about May 1, 2006, Graham will trade the Fund’s assets allocated to it in accordance with its Multi-Trend Program at 125% Leverage instead of its K4 Program at 150% Leverage. Graham has traded its Multi-Trend Program at Standard Leverage since September 2003. Graham has not previously traded the Multi-Trend Program at 125% Leverage for any client account and, therefore, this program does not have any performance history. The Multi-Trend Program combines into one, four individual Graham investment programs. The Multi-Trend Program initially allocates assets equally among each of the four programs described below. As market conditions or other circumstances change, Graham may alter the weightings of the individual programs and add (or delete) other programs to the Multi-Trend Program, as it deems appropriate. The four component investment programs are as follows:

Global Diversified Program. “GDP” features the first trend system that Graham developed, which began trading client accounts in 1995. It utilizes multiple computerized trading models and offers broad diversification in both financial and non-financial markets, trading in approximately 65 global markets. GDP’s trend system is primarily long-term in nature and is intended to generate significant returns over time with an acceptable degree of risk and volatility. The computer models on a daily basis analyze the recent price action, the relative strength and the risk characteristics of each market and compare statistically the quantitative results of this data to years of historical data on each market.

Graham Selective Trading. “GST” features a Graham trend system developed in 1997, which utilizes an appreciably different trading system than other Graham trend systems. The GST trend system uses a mathematical model to identify certain price patterns that have very specific characteristics indicating a high probability that a significant directional move will occur. Although the GST trend system does not trade against the market trend, this model should be distinguished from a true trend-following strategy inasmuch as it will only participate in specific types of market moves that meet the restrictive criteria of the model, typically requiring a substantial increase in volatility.

K4 Program. The K4 trend system was developed in 1998 and commenced trading operations in January 1999. Like the GST trend system, the K4 trend system uses a mathematical model to identify certain price patterns that have very specific characteristics indicating that there is a high probability that a significant directional move will occur. The K4 trend system normally enters or exits a position only when a significant price and volatility spike takes place. K4 normally maintains a neutral position in approximately 50% of the markets in the portfolio.

 K5 Program. The K5 trend system was developed in 2002 and uses volatility, price, multiple time horizons and recent market behavior to identify trend-following opportunities in nearly 60 global markets. The K5 trend system uses two distinct trading systems, which are equally weighted in terms of risk allocation. One system is relatively quick and is intended to participate in new market trends earlier than other Graham programs, while the other is very long term in nature and tends to be slow to react to new price trends as they develop and to stay with its positions for relatively long periods of time. In general, the two systems complement each other and are designed to reduce risk exposure following periods of very positive performance results.

Past Performance of Graham (Page 67)

The composite performance records include individual accounts that may have materially different rates of return on amounts actually invested, even though they are traded according to the same investment program. This is caused by material differences among accounts, such as (1) procedures governing timing for the commencement of trading and means of moving toward full funding of new accounts; (2) the period during which accounts are active; (3) client trading restrictions; (4) the extent to which nominal account size exceeds actual funds deposited with the futures commission merchant; (5) the degree of leverage employed; (6) the size of the account, which can influence the size of positions taken and restrict the account from participating in all markets available to an investment program; (7) the amount of interest income earned by an account, which will depend on the rates paid by the futures commission merchant on equity deposits and the amount of equity invested in interest-bearing obligations; (8) the amount of management fees and incentive compensation paid to Graham and the amount of brokerage commissions paid; (9) the timing of orders to open or close positions; (10) market conditions, which influence the quality of trade executions; (11) variations in fill prices; and (12) the timing of additions and withdrawals. Notwithstanding these material differences, the advisor believes that each composite performance record is a valid representation of the accounts included therein

References to total assets managed by Graham in a particular program or overall and rate of return on net assets are based on nominal account size and may include client and proprietary funds. Nominal account size means the dollar amount that an advisor and its client have agreed in writing will determine the level of trading in the client’s account regardless of the amount of actual funds on deposit with the futures commission merchant. An account with a nominal account size greater than its actual funds is referred to as a “partially funded account.” Since partially funded accounts are more highly leveraged than fully-funded accounts, they incur magnified gains and losses on their actual investment compared to fully-funded accounts.

As of December 31, 2005, Graham managed over $5 billion in assets (including the nominal account size of any partially funded accounts).

Beginning on or about May 1, 2006, Graham will trade the Fund’s assets allocated to it in accordance with its Multi-Trend Program at 125% Leverage. This program was developed for the Fund and does not have any performance history. Table A-1 reflects the performance of the Multi-Trend Program at Standard Leverage. Tables A-1A through A-1D reflect the performance of each component program of the Multi-Trend Program, all at Standard Leverage. These tables have not been adjusted to reflect the increased leverage that will be employed by the Fund. Had such adjustments been made, losses reflected in the tables would have been greater than the losses shown.

Table A-1 reflects the composite capsule performance results of all accounts traded according to Graham’s Multi-Trend Program at Standard Leverage for the period September 2003 (inception of client trading) through December 31, 2005.

 Table A-1A reflects the composite capsule performance results of all accounts traded according to the Global Diversified Program at Standard Leverage for the period January 2001 through December 31, 2005.

Table A-1B reflects the composite capsule performance results of all accounts traded according to the Graham Selective Trading Program at Standard Leverage for the period January 2001 through December 31, 2005.

Table A-1C reflects the composite capsule performance results of all accounts traded according to the K4 Program at Standard Leverage for the period January 2001 through December 31, 2005.

Table A-1D reflects the composite performance results of all accounts traded according to Graham’s K5 Program at Standard Leverage for the period June 2003 (inception of client trading) through December 31, 2005.

Table A-2 reflects the composite capsule performance results for all other trading programs (excluding certain exempt accounts) directed by Graham for the time periods indicated on the table.

Table B-1 presents the pro forma composite performance results of the Multi-Trend Program at Standard Leverage for the period September 2003 through December 31, 2005. This table has not been adjusted to reflect the increased leverage that will be employed by the Fund.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

Table A-1

Graham Capital Management, L.P.

Multi Trend Program at Standard Leverage

September 2003 Through December 31, 2005

	Percentage Monthly Rate of Return
	2005	2004	2003
January	(6.00)%	(0.63)%
February	(0.68)	6.08
March	(2.11)	(0.65)
April	(5.65)	(8.05)
May	0.90	(2.69)
June	1.94	(3.17)
July	(0.34)	(3.05)
August	1.28	(2.23)
September	1.69	1.41	(7.67)%
October	(0.25)	3.38	8.21
November	1.20	3.89	0.93
December	(1.38)	3.40	2.97

Annual (or Period) Rate of Return	(9.37)%	(3.14)%	3.83%

Compound Average Annual Rate of Return (9/03-12/31/05)			(3.90)
Inception of Trading by CTA:	February 1995
Inception of Trading in Program:	September 2003
Number of Open Accounts as of December 31, 2005:	2
Aggregate Assets (Nominal Account Size) in all Programs:	$4,986,770,000		(12/05)
Aggregate Assets (Nominal Account Size) in Program:	$54,363,231		(12/05)
Largest Monthly Draw-Down:	8.05%		(4/04)
Largest Peak-to-Valley Draw-Down:	18.41%		(3/04-8/04)

Notes follow Table A-2

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

Table A-1A

Graham Capital Management, L.P.

Global Diversified Program at Standard Leverage

January 1, 2001 Through December 31, 2005

	Percentage Monthly Rate of Return
	2005	2004	2003	2002	2001
January	(5.64)%	0.99%	6.54%	1.52%	(1.40)%
February	(1.07)	6.10	5.77	(2.39)	1.56
March	0.67	0.08	(6.13)	(2.22)	7.98
April	(5.30)	(6.14)	(0.23)	(3.62)	(8.53)
May	0.62	(2.99)	6.04	3.44	0.76
June	2.29	(2.25)	(3.93)	6.35	(0.08)
July	(1.43)	(3.07)	(0.70)	6.62	(1.28)
August	2.28	0.57	0.57	4.58	4.68
September	2.15	3.70	(5.95)	3.91	8.05
October	0.74	5.07	5.66	(4.64)	6.63
November	0.70	3.92	0.76	(2.39)	(9.68)
December	(0.92)	3.38	3.07	6.87	(0.06)

Annual (or Period) Rate of Return	(5.19)%	8.91%	10.81%	18.40%	7.02%

Compound Average Annual Rate of Return (1/01-12/31/05)					7.71%
Inception of Trading by CTA:		February 2, 1995
Inception of Trading in Program:		February 2, 1995
Number of Open Accounts as of December 31, 2005:		12
Aggregate Assets (Nominal Account Size) in all Programs:		$4,986,770,000		(12/05)
Aggregate Assets (Nominal Account Size) in Program:		$651,343,000		(12/05)
Largest Monthly Draw-Down:		10.12%		(11/01)
Largest Peak-to-Valley Draw-Down:		16.40%		(11/01-4/02)

Notes follow Table A-2

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

Table A-1B

Graham Capital Management, L.P.

Selective Trading Program at Standard Leverage

January 1, 2001 Through December 31, 2005

	Percentage Monthly Rate of Return
	2005	2004	2003	2002	2001
January	(8.77)%	0.08%	10.64%	1.45%	0.19%
February	(0.08)	5.07	8.19	(2.62)	5.24
March	(4.11)	(2.08)	(5.36)	(1.64)	8.46
April	(6.32)	(9.77)	0.56	(2.15)	(12.98)
May	0.78	(3.13)	5.16	4.22	(2.90)
June	1.36	(3.49)	(3.38)	11.62	(1.47)
July	1.62	(2.08)	(2.60)	10.58	(0.29)
August	2.57	(5.59)	0.39	3.88	0.71
September	2.33	1.25	(7.96)	5.33	18.76
October	0.08	1.09	8.55	(6.39)	7.83
November	2.10	6.46	3.29	(3.15)	(15.45)
December	(1.18)	6.60	4.31	7.24	(2.86)

Annual (or Period) Rate of Return	(9.91)%	(6.73)%	21.83%	30.12%	0.56%

Compound Average Annual Rate of Return (1/01-12/31/05)					6.02%
Inception of Trading by CTA:		February 2, 1995
Inception of Trading in Program:		January 7,1998
Number of Open Accounts as of December 31, 2005:		6
Aggregate Assets (Nominal Account Size) in all Programs:		$4,986,770,000		(12/05)
Aggregate Assets (Nominal Account Size) in Program:		$260,537,000		(12/05)
Largest Monthly Draw-Down:		15.60%		(11/01)
Largest Peak-to-Valley Draw-Down:		23.64%		(3/04-8/04)

Notes follow Table A-2

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

Table A-1C

Graham Capital Management, L.P.

K4 Program at Standard Leverage

January 1, 2001 Through December 31, 2005

	Percentage Monthly Rate of Return
	2005	2004	2003	2002	2001
January	(6.94)%	0.40%	5.13%	1.01%	2.37%
February	(0.54)	5.18	6.14	(1.14)	5.01
March	(3.03)	0.05	(4.12)	(0.82)	9.08
April	(7.25)	(6.87)	1.68	(6.41)	(7.16)
May	1.24	(1.51)	4.55	3.10	1.57
June	4.78	(3.45)	(4.05)	9.17	(0.49)
July	(1.41)	(3.57)	(1.45)	11.12	(4.07)
August	(1.21)	(0.15)	2.56	5.38	4.36
September	3.61	0.16	(8.27)	5.81	13.87
October	(0.91)	4.39	7.53	(3.90)	7.54
November	1.81	4.01	2.57	(1.07)	(5.99)
December	(2.16)	2.53	4.90	5.64	2.15

Annual (or Period) Rate of Return	(12.04)%	0.45%	17.06%	29.82%	29.54%

Compound Average Annual Rate of Return (1/01-12/31/05)					11.71%
Inception of Trading by CTA:		February 2, 1995
Inception of Trading in Program:		January 4, 1999
Number of Open Accounts as of December 31, 2005:		5
Aggregate Assets (Nominal Account Size) in all Programs:		$4,986,770,000		(12/05)
Aggregate Assets (Nominal Account Size) in Program:		$337,497,000		(12/05)
Largest Monthly Draw-Down:		9.07%		(9/03)
Largest Peak-to-Valley Draw-Down:		16.76%		(1/05-4/05)

Notes follow Table A-2

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

Table A-1D

Graham Capital Management, L.P.

K5 Program at Standard Leverage

June 2003 Through December 31, 2005

	Percentage Monthly Rate of Return
	2005	2004	2003
January	(2.95)%	(1.52)%	—
February	(1.14)	8.43	—
March	(1.97)	0.17	—
April	(5.01)	(8.83)	—
May	0.98	(2.58)	—
June	0.02	(3.49)	(3.76)%
July	(0.19)	(0.70)	(1.31)
August	2.44	(3.96)	(0.09)
September	0.28	1.38	(8.84)
October	(0.08)	4.22	12.17
November	0.63	2.34	(0.91)
December	(1.75)	1.87	1.78

Annual (or Period) Rate of Return	(8.60)%	(3.68)%	(2.14)%

Compound Average Annual Rate of Return (6/03-12/31/05)			(5.61)%
Inception of Trading by CTA:	February 2, 1995
Inception of Trading in Program:	June 2003
Number of Open Accounts as of December 31, 2005:	3
Aggregate Assets (Nominal Account Size) in all Programs:	$4,986,770,000		(12/05)
Aggregate Assets (Nominal Account Size) in Program:	$242,788,000		(12/05)
Largest Monthly Draw-Down:	9.14%		(4/04)
Largest Peak-to-Valley Draw-Down:	18.25%		(4/04-8/04)

Notes follow Table A-2

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

Table A-2

Other Trading Programs Directed by Graham Capital Management, L.P.

For the Period January 1, 2001 Through December 31, 2005

Name of Program	Inception of Trading Program	Number of Open Accounts	Aggregate Assets (Nominal Account Size) in Program December 31, 2005	Largest Monthly Draw-Down		Largest Peak-to-Valley Draw-Down		Percentage Annual Rate of Return (Computed on a Compounded Monthly Basis)
								2005	2004	2003		2002	2001
K-4 Program at 150% Leverage	Jun-99	8	$759,064,000	13.62%	(9/03)	24.37%	(1/05-4/05)	(15.79)	0.53	24.13		48.10	43.14

Global Diversified Program at —150% Leverage	May-97	15	$468,223,000	15.77%	(11/01)	24.27%	(11/01-4/02)	(9.13)	12.67	17.82		32.25	12.16

Graham Selective Program — 150% Leverage	Jan-04	1	$36,500,000	13.93%	(4/04)	33.37%	(3/04-8/04)	(14.05)	(11.09)	—		—	—

Proprietary Matrix Program	Jul-99	1	$604,180,000	11.16%	(11/01)	15.71%	(11/01-4/02)	(3.98)	(0.29)	11.55		28.10	6.77

Fed Policy Program	Aug-00	1	$1,410,551,000	3.41%	(1/02)	3.89%	(1/03-8/03)	14.38	7.71	3.40		17.90	16.88

Discretionary Trading Group at Standard Leverage	Jan-99	1	$344,654,000	2.54%	(7/03)	4.18%	(7/03-8/03)	12.25	8.16	2.31		13.58	15.55

The New Frontier Program	Dec-03	2	$1,302,000	4.52%	(4/04)	7.20%	(3/04-7/04)	(2.84)	3.56	2.71		—	—
										(1 month	)
Non-Trend Based Program at Standard Leverage	Jan-99	N/A-Closed	N/A-Closed	3.11%	(3/01)	9.52%	(1/01-6/01)		—	—		—	(9.54)
													(6 months	)
Non-Trend Based Program at 150% Leverage	Jun-99	N/A-Closed	N/A-Closed	4.29%	(3/01)	12.95%	(12/00-6/01)		—	—		—	(12.95)
													(6 months	)

Aggregate assets in all Graham programs were approximately $5.0 billion (Nominal Account Size) as of December 31, 2005.

Notes follow Table

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

Notes to Graham Tables A-1 and A-2

(a)	“Draw-Down” is defined as losses experienced by an account over a specified period of time.

(b)	“Largest Monthly Draw-Down” is the largest monthly loss experienced by any account included in a program composite in any calendar month expressed as a percentage of the total equity in the account and includes the month and year of such draw-down.

(c)	“Largest Peak-to-Valley Draw-Down” is the greatest cumulative percentage decline in month-end net asset value (regardless of whether it is continuous) due to losses sustained by any account included in a program composite during a period in which the initial month-end net asset value of such draw-down has not been equaled or exceeded by a subsequent month-end net asset value. The months and year(s) of such decline from the initial month-end net asset value to the lowest month-end net asset value are indicated.

(d)	“Monthly Rate of Return” (“Monthly ROR”) is calculated by dividing net income for the month by net asset value as of the beginning of the month (including contributions made at the start of the month). For purposes of the Monthly ROR calculation, the net asset value may include certain accounts that were either completely or partially funded. In months where asset changes are made mid-month, rates of return are calculated pursuant to the Compounded Rate of Return Method. Rate of return under this method is calculated by dividing the accounting period, i.e., the month, into smaller periods and compounding the rates of return for such sub-periods.

(e)	“Annual (or Period) Rate of Return” is calculated by compounding the Monthly ROR over the months in a given year, i.e., each Monthly ROR, in hundredths, is added to one (1) and the result is multiplied by the subsequent Monthly ROR similarly expressed. One (1) is then subtracted from the product and the result is multiplied by one hundred (100). The Compound Average Annual Rate of Return is similarly calculated except that before subtracting one (1) from the product, the product is exponentially changed by the factor of one (1) divided by the number of years in the performance summary and then one (1) is subtracted. The Compound Average Annual Rate of Return appears on Tables A-1 and A-2.

(f)	“Inception of Trading by CTA” is the date on which Graham began trading client accounts.

(g)	“Inception of Trading Program” is the date on which Graham began trading client accounts pursuant to the program shown.

(h)	“Aggregate Assets in all Programs” is the aggregate amount of assets in accounts at their nominal account size under the management of Graham as of December 31, 2005.

(i)	“Aggregate Assets in Program” is the aggregate amount of assets in the respective program as of December 31, 2005, and is based on nominal account size.

Additional Footnote for Qualified Eligible Person Accounts

Graham advises exempt accounts for Qualified Eligible Persons. The performance of certain of these accounts is not included in the composite performance records. Graham also advises accounts that do not trade commodity futures, the performance of which is not included in the composite performance records.

Table B-1

Graham Capital Management, L.P.

Pro Forma Performance

Multi Trend Program at Standard Leverage

September 2003 Through December 31, 2005

	Percentage Pro Forma Monthly Rate of Return
	2005	2004	2003
January	(6.89)%	(0.88)%	—
February	(1.04)	6.16	—
March	(2.49)	(1.05)	—
April	(6.32)	(8.31)	—
May	0.45	(3.12)	—
June	1.59	(3.42)	—
July	(0.68)	(3.20)	—
August	0.94	(2.60)	—
September	1.37	1.06	(5.56)%
October	(0.58)	3.12	6.27
November	1.14	3.65	0.94
December	(1.62)	2.77	3.21

Annual (or Period) Rate of Return	(13.65)%	(6.51)%	4.56%

Compound Average Annual Rate of Return (9/03-12/31/05)			(7.01)%
Largest Monthly Draw-Down:	8.31%	(4/04)
Largest Peak-to-Valley Draw-Down:	25.22%	(2/04-4/04)*

Notes to Tables B-1 and B-2 begin on page 14.

*See note 3 on page 15.

This table has not been adjusted to reflect the increased leverage that will be employed by the Fund. Such adjustment would have resulted in lower rates of return in 2004 and 2005.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

THE ACCOMPANYING FOOTNOTES ARE AN INTEGRAL PART OF THIS TABLE

John W. Henry & Company, Inc. (Page 74)

Past Performance of JWH (Page 83)

Table A-1 sets forth the composite capsule performance results of all accounts traded according to the GlobalAnalytics Program for the period January 2001 through December 31, 2005.

Table A-2 reflects the composite capsule performance results of all other trading programs directed by JWH during the periods indicated on the table.

Table A-3 reflects the composite capsule performance results of JWH’s Exclusive Fund Accounts during the periods indicated on the table.

Table B-1 presents the pro forma results of the GlobalAnalytics Program for the period January 2001 through April 30, 2003, adjusted for fees, expenses and interest income applicable to the Fund.

Table B-2 presents the actual performance of the GlobalAnalytics Program as traded for the Fund for the period May 1, 2003 through December 31, 2005.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

Table A-1

John W. Henry & Company, Inc.

GlobalAnalytics® Program

January 1, 2001 Through December 31, 2005

	Percentage Monthly Rate of Return

	2005	2004	2003	2002	2001
January	(6.98)%	2.21%	7.70%	(0.90)%	0.44%
February	(2.10)	8.19	5.07	(5.58)	0.99
March	6.01	1.98	(4.73)	0.38	6.59
April	(10.51)	(11.55)	1.16	(2.63)	(8.15)
May	3.60	(4.45)	8.82	2.62	(0.77)
June	5.32	(5.94)	(6.01)	14.90	(2.42)
July	(0.81)	7.51	0.01	8.31	(1.08)
August	12.11	(6.84)	2.18	5.65	1.14
September	2.85	10.74	(2.81)	6.67	2.38
October	(4.01)	12.25	(4.73)	(7.33)	6.13
November	7.29	2.89	(7.44)	(7.68)	(10.45)
December	(9.80)	(2.35)	7.14	12.12	3.06

Annual (or Period) Rate of Return.	0.15%	12.14%	4.67%	26.26%	(3.53)%

Compound Average Annual Rate of Return (1/01-12/31/05)					7.44%
Inception of Trading by CTA:	October 1982
Inception of Trading in Program:	June 1997
Number of Open Accounts as of December 31, 2005:	8
Aggregate Assets in all Programs:	$2,622,672,197			(12/05)
Aggregate Assets in Program:	$240,883,765			(12/05)
Largest Monthly Draw-Down:	12.0%			(4/04)
Largest Peak-to-Valley Draw-Down:	24.0%			(5/03-8/04)

Notes follow Table A-3.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

Table A-2

Other Trading Programs Directed by John W. Henry & Company, Inc.

For the Period January 1, 2001 Through December 31, 2005

Name of Program	Inception of Client Trading in Program	Number of Open Accounts	Aggregate Assets in Program December 31, 2005	Largest Monthly Draw-Down		Largest Peak-to-Valley Draw-Down		Percentage Annual Rate of Return (Computed on a Compounded Monthly Basis)
								2005	2004	2003	2002		2001
Original Investment Program	Oct-82	5	$47,389,171	25.5%	(4/05)	60.4%	(2/03-6/05)	(27.6)	(0.2)	(5.5)	21.5		(16.8)

Global Diversified Portfolio	Jun-88	1	$21,808,869	21.4%	(11/01)	32.9%	(2/03-7/04)	(14.9)	27.6	(0.7)	43.3		(7.6)

JWH GlobalAnalytics®99	Mar-99	0	$0	9.6%	(11/01)	14.8%	(10/01-4/02)	—	—	1.3	24.9		(2.8)
										(2/1-4/30)			(9/27-12/31)
Financial and Metals Portfolio	Oct-84	14	$318,634,622	18.5%	(11/01)	35.4%	(2/04-7/04)	(17.3)	6.0	19.4	45.1		7.1

Global Financial and Energy Portfolio	Jun-94	2	$41,048,309	26.1%	(10/03)	42.7%	(2/03-10/03)	16.5	30.7	0.4	10.5		(4.2)

Worldwide Bond Program (i)	Jul-96	1	$6,531,758	12.4%	(6/03)	29.0%	(6/03-12/05)	(15.8)	9.0	(22.5)	—		—
										(7 months )
International Foreign Exchange Program	Aug-86	8	$219,460,776	13.5%	(1/05)	36.4%	(12/03-9/04)	(21.0)	(9.1)	16.0	18.7		28.8

G-7 Currency Portfolio	Feb-91	1	$1,826,360	12.5%	(1/05)	38.7%	(5/03-4/05)	(5.3)	(9.1)	8.1	13.3		0.2

Dollar Program (i)	Jul-96	0	$0	N/A	(N/A )	N/A	(N/A )	—	—	—	—		—

Strategic Allocation Program	Jul-96	11	$1,699,707,718	15.5%	(11/01)	37.0%	(5/03-8/04)	(19.2)	13.7	8.4	30.9		(1.1)

Currency Strategic Allocation Program	Nov-02	4	$25,380,849	15.0%	(1/05)	33.9%	(12/03-8/04)	(20.8)	(5.6)	13.0	5.9		—
											(2 Months	)
World Financial Perspective	Apr-87	N/A-Closed	N/A-Closed	10.8%	(6/01)	21.8%	(3/01-4/02)		—	—	(5.9)		(10.7)
											(5 Months	)
International Currency and Bond Portfolio	Jan-93	N/A-Closed	N/A-Closed	8.0%	(6/01)	8.3%	(4/01-6/01)		—	—	—		1.9
													(6 Months )

JWH began trading client capital in October 1982. Aggregate assets in all JWH programs were approximately $2.6 billion as of December 31, 2005.

(i)	In order to provide a continuous performance record for the Worldwide Bond Program from January 1, 2001, and the Dollar Program subsequent to January 1, 2001, performance information of the Exclusive Fund Accounts is provided on Table A-3. These accounts (the “Exclusive Fund Accounts”) are currently traded as part of JWH’s Strategic Allocation Program (“SAP”) and, for the time periods indicated, were the only accounts traded in those programs. All accounts investing in SAP are subject to various discretionary trading adjustments including the selection of programs, ongoing allocations and reallocations of assets among the individual program components, as well as periodic adjustments to the position size in relation to account equity. In addition, the Dollar Program is included in the Currency Strategic Allocation Program (CSAP). However, the Exclusive Fund Account tables in this section only include the allocation to SAP in order to present Dollar Program performance on a consistent basis (The Dollar Program allocation to SAP trades with a different degree of leverage than the Dollar Program allocation to CSAP). For the period beginning February 4, 2000, these Exclusive Fund Accounts traded at a degree of leverage that is not available to clients who invest in these programs individually.

Notes follow Table A-3

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

Table A-3

John W. Henry & Company, Inc.

Exclusive Fund Accounts

January 1, 2001 Through December 31, 2005

Name of Program	Inception of Client Trading in Program	Number of Open Accounts	Aggregate Assets in Program December 31, 2005	Largest Monthly Draw-Down		Largest Peak-to-Valley Draw-Down		Percentage Annual Rate of Return (Computed on a Compounded Monthly Basis)
								2005	2004	2003	2002	2001
Worldwide Bond Program Exclusive	May-98	11	$272,901,874	17.6%	(11/01)	27.7%	(5/03-12/05)	(15.7)	16.3	(3.5)	36.1	0.8

Dollar Program Exclusive	May-98	22	$218,246,626	19.2%	(1/05)	44.9%	(1/04-9/04)	(26.3)	7.9	22.2	44.4	1.5

JWH began trading client capital in October 1982. Aggregate assets in all JWH programs were approximately $2.6 billion as of December 31, 2005.

Notes follow Table. Also, see note (i) on Table A-2.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

Notes to JWH Tables A-1, A-2 and A-3

Composite Performance Presentation

The composite rates of return indicated should not be taken as representative of any rate of return actually achieved by any single account represented in the records. You are further cautioned that the data set forth in the performance records is not indicative of any results which may be attained by JWH in the future since past performance is not necessarily indicative of future results.

An investor should note that the composite performance presentations include individual accounts, which even though traded according to the same investment program may have materially different rates of return. The reasons for these material differences among accounts may include a) procedures governing timing for the commencement of trading and means of moving toward full portfolio commitment of new accounts; b) the period during which accounts are active; c) client trading restrictions, including futures vs. forward contracts and contract months; d) trading size to equity ratio resulting from JWH procedures for the commencement of trading and full portfolio commitment for new accounts and new capital; e) the size of the account, which can influence the size of positions taken and restrict the account from participating in all markets available to an investment program; f) the amount of interest income earned by an account, which will depend on the rates paid by a futures commission merchant on equity deposits and/or on the portion of an account invested in interest-bearing obligations such as U.S. Treasury bills; g) the amount of management and incentive fees paid to JWH and the amount of brokerage commissions paid, which will vary and will depend on the fees negotiated by the client with the broker; h) the timing of orders to open or close positions; i) the market conditions, which in part determine the quality of trade executions; j) variations in fill prices; and k) the timing of additions and withdrawals. Notwithstanding these material differences among accounts, JWH believes that the composite remains a valid representation of the accounts included therein.

For the purpose of determining whether material differences exist among accounts traded pursuant to the same investment program, JWH uses the following method. The gross trading performance of each JWH investment program and each individual JWH account within the relevant program is reviewed and the following parameters established by interpretations of the Division of Trading and Markets of the CFTC are calculated: (i) if the arithmetic average of two percentages is greater than 10 percentage points and the difference between the two is less than 10% of their average; (ii) if the arithmetic average of the two percentages is greater than 5 points but less than 10 points and the difference between the two is 1.5 percentage points or less; and (iii) if the arithmetic average of the two percentages is less than 5 points and the difference between the two is 1.0 percentage point or less. If one of the parameters (i)-(iii) is satisfied in the review, then the results within the designated range are deemed “materially the same” or “not materially different.” The parameters (i)-(iii) determine if differences between accounts are materially different. The gross trading performance of each JWH investment program and each individual JWH account within the relevant program not satisfying the above parameters (i)-(iii) is then reviewed to determine whether any material differences detected could produce misleading composite performance results. With the exception of accounts that were established at levels below JWH’s current minimum account size, JWH’s policy is to provide separate performance information when an account is consistently performing differently on a gross trading basis from the other JWH accounts traded pursuant to the same investment program and the continued inclusion of that account in the composite would create a distortion in the composite rate of return.

The calculation of management and incentive fees is subject to variation due to the agreed upon definitions contained in each account’s advisory agreement. Management fees historically ranged from 0% to 6% of assets under management; incentive fees ranged from 0% to 25% of trading profits. From time to time, such variations in advisory fees may have a material impact on the performance of an account.

Position Size in Relation to Account Equity

During the periods covered by the performance records, and particularly since 1989, JWH has increased and decreased position size in relation to account equity in certain markets and entire investment programs, and also altered the composition of the markets and contracts for certain programs. In general since 1992, JWH has implemented certain position size adjustments that were of a more permanent nature. While historical returns represent actual performance achieved, you should be aware that the position size relative to account equity currently used may be significantly different from that used during previous time periods. You should be aware of the following position size adjustments relative to account equity:

All JWH Investment Programs—reduced 50% on an interim basis commencing on March 4, 2003 and then increased to previous position sizes on April 9, 2003

Original Investment Program—reduced 25% commencing in October 1995 and reduced an additional 50% commencing in April 2005

Financial and Metals Portfolio—reduced 50% commencing in August 1992

Global Financial & Energy Portfolio—reduced 50% commencing in April 1995

G-7 Currency Portfolio—increased 50% commencing in May 1998

Worldwide Bond Program — increased 25% commencing in March 2000 and increased an additional 20% commencing in June 2000. These changes represent an overall position size increase of 50% since March 2000.

Dollar Program—increased 25% commencing in July 2001.

Definition of Capsule Terms

Number of Open Accounts is the number of accounts directed by JWH pursuant to the investment program shown as of December 31, 2005.

Assets Under Management in a program is the aggregate amount of assets in the respective program as of December 31, 2005 and is based on nominal account size.

Drawdown is defined as losses experienced by an account over a specified period of time.

Largest Monthly Drawdown is the largest monthly loss experienced by any single account during the last five year and year to date period in the relevant investment program in any calendar month. “Loss” for these purposes is calculated on the basis of the loss experienced, expressed as a percentage of nominal account size. Largest monthly drawdown information includes the month and year of such drawdown.

Largest Peak-to-Valley Drawdown is the largest percentage decline by any single account during the last five year and year to date period in the relevant investment program (after eliminating the effect of additions and withdrawals) from any month-end net asset value, without such month-end net asset value being equaled or exceeded as of a subsequent month-end, expressed as a percentage of the total equity (including the difference between nominal account size and actual funds) in the account.

Annual Rate of Return is calculated by compounding the monthly rates of return over the number of periods in a given year. For example, each monthly rate of return in hundredths is added to one (1) and the result is multiplied by the previous month’s compounded monthly rate of return similarly expressed. One (1) is then subtracted from the product. For periods less than one year, the results are year-to-date.

Compounded Annualized Rate of Return is calculated in a manner similar to Annual Rate of Return except that before subtracting one (1) from the product, the product is exponentially changed by the factor of one (1) divided by the number of years in the performance records and then one (1) is subtracted.

Monthly Rates of Return are daily compounded monthly rates of return in the investment program. The daily compounded monthly rate of return is calculated by compounding the daily rates of return over the number of days in the month. For example, each of the daily rates of return in hundredths is added to one (1) and the result is multiplied by the previous day’s daily rate of return similarly expressed. One (1) is then subtracted from the product. The daily rates of return are calculated by dividing the day’s net performance by the sum of the beginning equity, plus additions minus withdrawals for the day.

Proprietary capital is included in the rates of return for the Original Investment Program, the Global Diversified Portfolio, the Global Financial & Energy Portfolio, and the G-7 Currency Portfolio pursuant to an investment in a fund. These proprietary accounts have been traded in exactly the same manner as client funds, and have been subject to all of the same fees and expenses charged to a client investment in the fund; therefore there is no material impact on the rates of return presented.

Additional Notes

JWH GlobalAnalytics® 99. In March 1999, an additional account began trading pursuant to the JWH GlobalAnalytics® Family of Programs methodology. Due to the size of the account, it may have different results than the other accounts using this same methodology. As a result, performance for this account is shown separately through September 2000. As of October 2000, the account increased its size to a level sufficient to trade in JWH GlobalAnalytics®. A new account was added to JWH GlobalAnalytics® 99 on September 27, 2001. As of January 1, 2003, this account increased its size to a level sufficient to trade in JWH GlobalAnalytics. A new account was added to JWH GlobalAnalytics 99 on February 1, 2003. As of March 31, 2003, this account increased its size to a level sufficient to trade JWH GlobalAnalytics.

Table B-1

John W. Henry & Company, Inc.

Pro Forma Performance

GlobalAnalytics® Program

January 1, 2001 Through April 30, 2003

	Percentage Pro Forma Monthly Rate of Return
	2003	2002	2001
January	7.19%	(1.11)%	(0.16)%
February	5.05	(5.70)	0.72
March .	(5.05)	0.28	5.98
April	0.92	(2.81)	(8.91)
May	—	2.33	(1.16)
June	—	14.68	(2.83)
July	—	8.88	(1.57)
August	—	5.39	0.90
September	—	6.52	2.23
October	—	(7.50)	5.79
November	—	(7.48)	(11.07)
December	—	12.25	2.62

Annual (or Period) Rate of Return	7.90%	25.24%	(8.61)%

Compound Average Annual Rate of Return (1/01-4/30/03)			9.47%
Largest Monthly Draw-Down:	11.07%		(11/01)
Largest Peak-to-Valley Draw-Down:	22.06%		(3/01-4/02)

Table B-2

John W. Henry & Company, Inc.

Actual Fund Performance

Citigroup Diversified Futures Fund, L.P.

May 1, 2003 Through December 31, 2005

Percentage Monthly Rate of Return
	2005	2004	2003
January	(7.95)%	0.31%	—
February	(2.12)	8.28	—
March	5.23	1.97	—
April	(10.29)	(11.99)	—
May	2.65	(4.15)	5.38%
June	6.29	(6.70)	(6.36)
July	(1.54)	7.23	0.05
August	12.65	(6.74)	2.00
September	2.25	10.64	(3.45)
October	(3.03)	10.72	(4.40)
November	6.72	3.67	(8.10)
December	(9.97)	(1.94)	8.19

Annual (or Period) Rate of Return	(1.94)%	8.56%	(7.58)%

Largest Monthly Draw-Down:			11.99%	(4/04)
Largest Peak-to-Valley Draw-Down:			23.55%	(5/03-8/04)

Notes to Tables B-1 and B-2 begin on page 14.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

THE ACCOMPANYING FOOTNOTES ARE AN INTEGRAL PART OF THIS TABLE

Willowbridge Associates Inc. (Page 91)

Management (Page 91)

Janice A. Kioko, 41, is General Counsel, Chief Compliance Officer, and a registered principal of Willowbridge, Doublewood Inc. and Union Spring Asset Management, Inc. Prior to joining Willowbridge, Ms. Kioko was Vice President and Assistant General Counsel at Goldman Sachs Asset Management and affiliates where she was dedicated to hedge funds from 1999 to mid 2005. From 1998 to 1999, she worked at Cahill Gordon & Reindel as an associate. Ms. Kioko was employed by Morgan Stanley Asset Management and affiliates from 1991 until 1998 and Smith Barney, Harris Upham & Co. from 1988 until 1991. Ms. Kioko has a JD from Fordham University Law School, an MBA in Finance from Fordham Graduate School of Business Administration and a BA in Economics from Columbia University.

Past Performance of Willowbridge (Page 94)

The composite rates of return indicated should not be taken as representative of any rate of return actually achieved by any single account represented in the records. An investor should note that in a presentation of past performance data, different accounts, even though traded according to the same strategy or program, can have varying investment results. The reasons for this are numerous material differences among accounts: (a) procedures governing timing for the commencement of trading and means of moving toward full portfolio commitment of new accounts; (b) the period during which accounts are active; (c) leverage employed; (d) the size of the account, which can influence the size of positions taken and restrict the account from participating in all markets available to a strategy or program; (e) the amount of interest income earned by an account, which will depend on the rates paid by a futures commission merchant on equity deposits and/or on the portion of an account invested in interest-bearing obligations such as U.S. Treasury bills; (f) the amount of management and incentive fees and the amount of brokerage commissions; (g) the timing of orders to open or close positions; (h) the market conditions, which in part determine the quality of trade executions; and (i) trading instructions and restrictions of the client.

Notwithstanding these material differences among accounts, Willowbridge believes that the composites remain valid representations of the accounts included therein.

Table A-1 reflects the composite capsule performance results of all accounts traded according to Willowbridge’s Select Investment Program using the Argo Trading System for the period January 2001 through December 31, 2005.

Table A-2 reflects the composite capsule performance results for all other trading programs (excluding certain exempt accounts) directed by Willowbridge for the time periods indicated on the table.

Table B-1 presents the pro forma performance results of the Argo Trading System for the period January 2001 through April 30, 2003, adjusted for fees, expenses and interest income applicable to the Fund.

Table B-2 presents the actual performance of the Argo Trading System as traded for the Fund for the period May 1, 2003 through December 31, 2005.

THE INFORMATION SET FORTH BELOW IN TABLES A-1 AND A-2 HAS NOT BEEN AUDITED BUT IN THE OPINION OF WILLOWBRIDGE PRESENTS ACCURATELY THE PERFORMANCE OF THE ACCOUNTS SHOWN FOR THE PERIODS INDICATED.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

Table A-1

Willowbridge Associates Inc.

Argo Trading System

January 1, 2001 Through December 31, 2005

	Percentage Monthly Rate of Return
	2005	2004	2003	2002	2001
January	(9.80)%	3.16%	11.86%	2.31%	2.14%
February	(3.56)	21.74	14.61	(7.73)	(1.72)
March	8.34	2.16	(13.58)	2.38	3.47
April	(26.78)	(12.64)	1.54	(6.30)	(2.30)
May	3.40	3.61	8.76	3.06	10.54
June	(0.38)	(7.68)	(17.99)	23.84	(2.65)
July	(10.57)	(4.20)	(20.21)	5.03	(4.89)
August	27.98	(4.55)	4.69	4.67	8.51
September	(7.90)	2.17	7.21	6.11	6.23
October	(1.55)	18.76	(0.88)	(6.07)	4.76
November	10.76	2.26	(4.70)	(5.02)	(16.98)
December	(8.39)	1.19	3.52	7.08	6.30

Annual (or Period) Rate of Return	(25.15)%	23.09%	(12.10)%	28.79%	10.68%

Compound Average Annual Rate of Return (1/01-12/31/05)					2.92%
Inception of Client Account Trading by CTA:		August 1988
Inception of Client Account Trading in Program:		August 1988
Number of Open Accounts as of December 31, 2005:		20
Aggregate Assets (Actual Funds) in all Programs:		$440,139,528		(12/05)
Aggregate Assets (Nominal Account Size) in all Programs:		$816,498,451		(12/05)
Aggregate Assets (Actual Funds) in Program:		$362,197,305		(12/05)
Aggregate Assets (Nominal Account Size) in Program:		$461,511,388		(12/05)
Largest Monthly Draw-Down:		26.78%		(4/05)
Largest Peak-to-Valley Draw-Down:		46.37%		(3/03-7/05)

Notes follow Table A-2.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

Table A-2

Other Trading Programs Directed by Willowbridge Associates Inc.

For the Period January 1, 2001 Through December 31, 2005

Name of Program	Inception of Client Trading in Program	Number of Open Accounts	Aggregate Assets in Program December 31, 2005, (Actual Funds)	Aggregate Assets in Program December 31, 2005 (Nominal Account Size)	Largest Monthly Draw-Down	Largest Peak-to-Valley Draw-Down	Percentage Annual Rate of Return (Computed on a Compounded Monthly Basis)
							2005	2004	2003	2002	2001
Vulcan Trading System	Aug-88	2	$14,262,524	$66,667,769	29.82% (2/02)	53.45% (2/01-2/02)	(12.91)	(18.20)	52.19	19.58	(23.85)

Titan Trading System	Aug-88	1	$(9,168,224)	$39,622,310	31.55% (4/05)	45.11% (2/03-4/05)	(28.72)	18.76	(4.13)	32.89	0.65

Rex Trading System	Aug-88	1	$(778,260)	$1,176,049	22.56% (11/01)	83.06% (9/90-7/05)	(25.49)	(8.03)	(13.86)	6.88	(5.42)

Siren Trading System	Jan-91	1	$(169,680)	$50,583,213	13.97% (5/01)	30.84% (11/04-12/05)	(30.66)	11.82	27.40	25.01	(10.20)

XLIM Trading Approach	Aug-88	2	$9,697,014	$9,697,014	40.12% (8/05)	89.65% (2/04-12/05)	(88.85)	7.99	26.41	62.08	92.42

Currency Investment Program	May-91	1	$145,976	$16,732,290	8.63% (4/01)	18.68% (3/04-9/04)	(12.62)	(5.52)	19.71	12.55	(7.72)

Primary Investment Program	Jan-93	6	$70,395,218	$127,873,714	23.18% (11/01)	33.34% (4/01-2/02)	(24.02)	2.26	22.71	45.18	(11.71)

Vat Investment Program	Nov-97	1	$(6,442,345)	$42,634,704	16.93% (11/01)	29.20% (2/04-12/05)	(19.71)	(8.92)	17.22	39.89	(0.41)

Aggregate assets in all Willowbridge programs was approximately $440 million (Actual Funds) and $816 million (Nominal Account Size) as of December 31, 2005.

Notes follow Table

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

Notes to Willowbridge Tables A-1 and A-2

(a)	“Draw-Down” is defined as trading losses experienced by a trading program on a composite basis over a specified period of time.

Draw-down figures are shown for 2005 through March and for the preceding five calendar years.

(b)	“Largest Monthly Draw-Down” is the largest monthly trading loss experienced by a trading program on a composite basis in any calendar month covered by the table expressed as a percentage of the total equity in the account and includes the month and year of such draw-down.

(c)	“Largest Peak-to-Valley Draw-Down” is the greatest cumulative percentage decline in month-end net asset value (regardless of whether it is continuous) due to trading losses in a trading program on a composite basis during a period covered by the table in which the initial month-end net asset value of such draw-down has not been equaled or exceeded by a subsequent month-end net asset value. The months and year(s) of such decline from the initial month-end net asset value to the lowest month-end net asset value are indicated.

For purposes of the largest peak-to-valley draw-down calculation, any draw-down which began prior to the beginning of the five most recent calendar year period is deemed to have occurred during such five calendar year period.

(d)	For the periods beginning May 1, 2004, “Monthly Rate of Return” (“Monthly ROR”) is calculated by dividing each month’s net performance by the corresponding nominal beginning net asset value adjusted for time-weighted additions or time-weighted withdrawals pursuant to the time-weighting method. For periods prior to May 1, 2004, Monthly ROR was calculated by dividing net performance of the Fully-Funded Subset by the beginning equity of the Fully-Funded Subset, except in periods of significant additions to or withdrawals from the accounts in the Fully-Funded Subset. In such instances, the Fully-Funded Subset was adjusted to exclude accounts with significant additions or withdrawals which would materially distort the rate of return pursuant to the Fully-Funded Subset method.

The Fully-Funded Subset refers to that subset of accounts included in the applicable composite which was funded entirely by actual funds.

Brokerage commissions charged to accounts in the capsules may vary, but generally do not exceed $25 per round turn. Not all accounts in the composite capsules are charged a management fee or earn interest income. Monthly or quarterly management fees range from 0% to 3% per annum and quarterly or annual incentive fees range from 10% to 30%.

(e)	“Annual (or Period) Rate of Return” is calculated by compounding the Monthly ROR over the months in a given year, i.e., each Monthly ROR, in hundredths, is added to one (1) and the result is multiplied by the subsequent Monthly ROR similarly expressed. One (1) is then subtracted from the product and the result is multiplied by one hundred (100). The Compound Average Annual Rate of Return is similarly calculated except that before subtracting one (1) from the product, the product is exponentially changed by the factor of one (1) divided by the number of years in the performance summary and then one (1) is subtracted. The Compound Average Annual Rate of Return appears on Table A-1.

Additional Footnote for Exempt Accounts

Willowbridge advises exempt accounts for qualified eligible persons as well as certain other accounts exempt from disclosure. The performance of certain of these accounts is not included in the composite performance records.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

Table B-1

Willowbridge Associates Inc.

Pro Forma Performance

Argo Trading System

January 1, 2001 Through April 30, 2003

	Percentage Pro Forma Monthly Rate of Return
	2003	2002	2001
January.	11.55%	1.91%	2.04%
February	13.49	(7.77)	(1.90)
March	(13.40)	2.23	3.42
April	1.13	(6.68)	(2.49)
May.	—	3.10	10.33
June.	—	23.95	(2.54)
July	—	4.31	(5.00)
August.	—	3.97	8.43
September	—	5.39	5.85
October	—	(6.28)	4.12
November	—	(5.38)	(17.20)
December	—	6.60	5.94

Annual (or Period) Rate of Return.	10.87%	23.81%	8.09%

Compound Average Annual Rate of Return (1/01-4/30/03)			18.42%
Largest Monthly Draw-Down:	17.20%		(11/01)
Largest Peak-to-Valley Draw-Down:	21.34%		(10/01-4/02)
Supplemental Peak-to-Valley Draw-Down(1):	55.18%		(2/03-7/05)

(1)	A Supplemental Largest Peak-to-Valley Draw-Down has been added since the draw-down extends into actual Fund performance. See the actual Fund performance table below.

Table B-2

Willowbridge Associates Inc.

Actual Performance

Citigroup Diversified Futures Fund, L.P.

May 1, 2003 Through December 31, 2005

Percentage Monthly Rate of Return
	2005	2004	2003
January	(9.87)%	2.22%	—
February	(4.12)	18.94	—
March	7.03	1.88	—
April	(26.49)	(12.38)	—
May	2.67	3.64	8.48%
June	(0.88)	(8.57)	(18.58)
July	(11.23)	(4.96)	(20.79)
August	26.89	(4.87)	3.58
September	(7.99)	0.91	6.04
October	(1.76)	17.88	(2.87)
November	10.23	1.81	(4.88)
December	(8.56)	0.68	3.52

Annual (or Period) Rate of Return	(28.99)%	13.37%	(26.51)%

Largest Monthly Draw-Down:			26.49%	(4/05)
Largest Peak-to-Valley Draw-Down:			52.82%	(5/03-7/05)*

Notes to Tables B-1 and B-2 begin on page 14.

* See note 3 on page 15.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

THE ACCOMPANYING FOOTNOTES ARE AN INTEGRAL PART OF THIS TABLE

Winton Capital Management Limited (Page 99)

Past Performance of Winton (Page 102)

Table A-1 reflects the composite capsule performance results of all accounts traded according to Winton’s Diversified Program, at standard leverage, for the period January 2001 through December 31, 2005.

Table A-2 reflects composite capsule performance results of all other trading programs directed by Winton for the time periods indicated on the table.

Table B-1, the pro forma table presents the composite performance of the Diversified Program for the period January 2001 through November 30, 2004 adjusted for fees and expenses applicable to the Fund.

Table B-2 presents the actual performance for the Diversified Program as traded for the Fund for the period December 1, 2004 through December 31, 2005.

TABLES A-1 AND A-2 HAVE NOT BEEN ADJUSTED TO REFLECT THE CHARGES PAYABLE BY THE FUND.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

Table A-1

Winton Capital Management

Diversified Trading Program

January 1, 2001 Through December 31, 2005

	Percentage Monthly Rate of Return
	2005	2004	2003	2002	2001
January	(5.16)%	2.65%	5.30%	(10.81)%	4.58%
February	5.72	11.93	11.95	(6.14)	0.57
March	4.70	(0.50)	(11.14)	11.44	7.48
April	(4.03)	(8.27)	2.07	(4.66)	(5.23)
May	6.49	(0.16)	10.18	(3.80)	(3.32)
June	2.85	(3.12)	(5.85)	7.32	(2.95)
July	(2.15)	0.88	(1.15)	4.79	0.72
August	7.66	2.64	0.69	5.48	0.02
September	(6.50)	4.78	0.71	7.42	4.48
October	(3.02)	3.37	5.46	(7.76)	12.45
November	7.05	6.38	(2.68)	(1.09)	(7.56)
December	(4.59)	(0.58)	10.00	13.46	(4.02)

Annual (or Period) Rate of Return	7.65%	20.31%	25.52%	12.86%	5.56%

	Compound Average Annual Rate of Return (1/01-12/31/05)				14.13%
Inception of Client Account Trading by CTA:		October 1997
Inception of Client Account Trading in Program:		October 1997
Number of Open Accounts as of December 31, 2005:		48
Aggregate Assets (Actual Funds) in all Programs:		$3,149,882,000			(12/05)
Aggregate Assets (Nominal Account Size) in all Programs:		$3,993,252,000			(12/05)
Aggregate Assets (Actual Funds) in Program:		$3,125,881,000			(12/05)
Aggregate Assets (Nominal Account Size) in Program:		$3,967,072,000			(12/05)
Largest Monthly Draw-Down:		12.03%			(3/03)
Largest Peak-to-Valley Draw-Down:		31.09%			(11/01-5/02)

Notes follow Table

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

Table A-2

Other Trading Programs Directed by Winton Capital Management Limited

For the Period January 2001 Through December 31, 2005

Name of Program	Inception of Client Trading in Program	Number of Open Accounts	Aggregate Nominal Assets in Program December 31, 2005	Largest Monthly Draw-Down	Largest Peak-to-Valley Draw-Down	Percentage Annual Rate of Return (Computed on a Compounded Monthly Basis)

						2005	2004	2003	2002	2001

Currency Program	Feb-05	3	$6,490,000	7.38% (12.05)	7.57% (7/05-8/05)	1.59	—	—	—	—
						(11 Months)

Global Multi Strategy Program	Jul-01	N/A-Closed	N/A-Closed	11.60% (9/02)	20.45% (12/01-10/02)	9.12	7.20	25.56	(7.62)	(5.43)
						(7 Months)				(6 Months)

Major Markets Program	Jan-00	N/A-Closed	N/A-Closed	8.90% (7/03)	22.67% (1/00-9/00)	—	8.40	24.30	19.56	2.16
							(2 Months)

Aggregate Nominal assets in all Winton programs was approximately $4.0 billion (nominal account size) as of December 31, 2005.

Notes follow Table

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

THE ACCOMPANYING FOOTNOTES ARE AN INTEGRAL PART OF THIS TABLE

Notes to Winton Tables A-1 and A-2

(a) “Draw-Down” is defined as losses experienced by an account over a specified period of time.

(b) “Largest Monthly Draw-Down” is the largest monthly loss experienced by any account included in the trading program in any calendar month expressed as a percentage of the total equity in the program and includes the month and year of such draw-down.

(c) “Largest Peak-to-Valley Draw-Down” is the greatest cumulative percentage decline in month-end net asset value (regardless of whether it is continuous) due to losses sustained by any account included in the trading program during a period in which the initial month-end net asset value of such draw-down has not been equaled or exceeded by a subsequent month-end net asset value. The months and year(s) of such decline from the initial month-end net asset value to the lowest month-end net asset value are indicated.

For purposes of the Largest Peak-to-Valley Draw-Down calculation, any Draw-Down which began prior to the beginning of the five most recent calendar year period is deemed to have occurred during such five calendar year period.

(d) Monthly Rate of Return (“Monthly ROR”) is calculated by dividing net performance of the Fully-Funded Subset by the beginning equity of the Fully-Funded Subset, except in periods of significant additions to or withdrawals from the accounts included in the Fully-Funded Subset.

In such instances, the Fully-Funded Subset is adjusted to exclude accounts with significant additions or withdrawals which would materially distort the rate of return pursuant to the Fully-Funded Subset method. The Fully-Funded Subset refers to that subset of accounts included in the applicable composite which is funded entirely by actual funds.

Monthly ROR for the periods subsequent to December 31, 2003 is calculated using the Only Accounts Traded method (“OAT” method), which is net performance divided by beginning equity subject to certain adjustments. In this calculation, accounts are excluded from both net performance and beginning equity if their inclusion would materially distort the Monthly ROR. The excluded accounts are those (i) for which there was a material addition or withdrawal during the month, (ii) which were open for only part of the month or (iii) which had no open positions during the month because they were to be permanently closed. Such accounts were not charged with material nonrecurring costs during the month.

(e) “Annual (or Period) Rate of Return” is calculated by compounding the Monthly ROR over the months in a given year, that is, each Monthly ROR, in hundredths, is added to one (1) and the result is multiplied by the subsequent Monthly ROR similarly expressed. One is then subtracted from the product and the result is multiplied by one hundred (100). The Compound Average Annual Rate of Return is similarly calculated except that before subtracting one (1) from the product, the product is exponentially changed by the factor of one (1) divided by the number of years in the performance summary and then one (1) is subtracted. The Compound Average Annual Rate of Return appears on Table A-1.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

Table B-1

Winton Capital Management

Pro Forma Performance

Diversified Trading Program

January 1, 2001 Through November 30, 2004

	Percentage Pro Forma Monthly Rate of Return
	2004	2003	2002	2001
January	2.24%	4.98%	(11.26)%	4.22%
February	11.47	11.35	(6.42)	0.69
March	(0.73)	(10.35)	11.55	7.99
April	(8.92)	1.55	(5.01)	(5.57)
May	(0.55)	9.78	(4.01)	(3.61)
June	(3.76)	(5.98)	7.20	(3.06)
July	0.60	(1.77)	4.70	0.42
August	2.56	0.15	5.31	(0.08)
September	5.14	0.68	8.25	4.35
October	3.41	5.18	(8.62)	12.90
November	6.38	(2.89)	(1.40)	(7.60)
December	—	10.00	14.05	(4.35)

Annual (or Period) Rate of Return	17.69%	22.24%	11.06%	4.47%

Compound Average Annual Rate of Return (1/01-11/30/04)				13.97%
Largest Monthly Draw-Down:	11.26%		(1/02)
Largest Peak-to-Valley Draw-Down:	26.61%		(10/01-2/02)

Table B-2

Winton Capital Management

Actual Performance

Citigroup Diversified Futures Fund, L.P.

December 1, 2004 Through December 31, 2005

	Percentage Monthly Rate of Return
	2005	2004
January	(5.32)%	—
February	5.46	—
March	4.35	—
April	(4.25)	—
May	6.43	—
June	1.99	—
July	(2.97)	—
August	7.25	—
September	(6.82)	—
October	(3.22)	—
November	6.89	—
December	(5.28)	(1.37)

Annual (or Period) Rate of Return	2.89%	(1.37)%

Largest Monthly Draw-Down:	6.82%	(9/05)
Largest Peak-to-Valley Draw-Down:	9.82%	(8/05-10/05)*

Notes to Tables B-1 and B-2 begin on page 14.

* See note 3 on page 15.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

THE ACCOMPANYING FOOTNOTES ARE AN INTEGRAL PART OF THIS TABLE

INCOME TAX ASPECTS (Page 122)

SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES TO U.S. TAXPAYERS WHO INVEST IN THE FUND (Page 122)

Cash Distributions and Unit Redemptions (Page 123)

Where a redeeming limited partner’s adjusted basis in his units exceeds the value of his units by, and he incurs a loss on redemption of, more than $250,000, the Fund will be required under the Code to adjust its basis in its assets downward. A limited partner may be required to inform the Fund of his tax basis in his units should the general partner request such information.